UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Leggett & Platt, Incorporated

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March 25, 2015

Dear Shareholder:

I am pleased to invite you to the annual meeting of shareholders of Leggett & Platt, Incorporated, to be held Tuesday, May 5, 2015, at 10:00 a.m. Central Time, at the Company’s Wright Conference Center. Directions are included on the back cover of this Proxy Statement.

The Proxy Statement contains five proposals from our Board of Directors: (i) the election of eleven directors, (ii) the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015, (iii) approval of the amendment and restatement of the Company’s Flexible Stock Plan, (iv) approval of the amendment and restatement of the Company’s Discount Stock Plan, and (v) an advisory vote to approve named executive officer compensation. The Board encourages you to vote FOR each of these proposals.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote your shares online at www.proxypush.com/leg or by returning the enclosed proxy or voting instruction card. Specific instructions for these voting alternatives are contained on the proxy or voting instruction card.

I appreciate your continued interest in Leggett & Platt.

Sincerely,

LEGGETT & PLATT, INCORPORATED

David S. Haffner
Board Chair and CEO

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Wright Conference Center, No. 1 Leggett Road, Carthage, Missouri 64836, on Tuesday, May 5, 2015, at 10:00 a.m. Central Time:

1.	To elect eleven directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015;

3.	To approve the amendment and restatement of the Company’s Flexible Stock Plan;

4.	To approve the amendment and restatement of the Company’s Discount Stock Plan;

5.	To provide an advisory vote to approve named executive officer compensation; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 5, 2015.

An Annual Report to Shareholders outlining the Company’s operations during 2014 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors,

John G. Moore
Secretary

Carthage, Missouri
March 25, 2015

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 5, 2015
The enclosed proxy materials and access to the proxy voting site are also available to you on the Internet.
You are encouraged to review all of the information contained in the proxy materials before voting.
The Company’s Proxy Statement and Annual Report to Shareholders are available at: www.leggett.com/proxy/2015
The Company’s proxy voting site can be found at: www.proxypush.com/leg

2015 PROXY STATEMENT

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider—please read the entire proxy statement before voting.

2015 Annual Meeting of Shareholders

Date and Time:	Tuesday, May 5, 2015, 10:00 a.m. Central Time
Place:	Wright Conference Center, No. 1 Leggett Road, Carthage, Missouri
Record Date:	March 5, 2015

Voting Matters	Board Vote Recommendation	Page
Election of eleven directors	FOR each nominee	15
Ratification of PwC as Independent Accounting Firm	FOR	21
Approval of the Flexible Stock Plan	FOR	23
Approval of the Discount Stock Plan	FOR	30
Advisory vote to approve named executive officer compensation	FOR	31

Business Highlights

In 2014, Leggett achieved strong volume gains and improved margins, which contributed to a record stock price and superb total shareholder return (TSR). Our stock price rose 38%, and we achieved 43% TSR for the year (ranking in the top 7% of the S&P 500). Continuing operations posted 9% sales growth, exceeding our 4–5% growth target, while many of our businesses improved profit margins. We increased our dividend and provided an excellent dividend yield. Finally, we repurchased over 5 million shares of our stock, reducing shares outstanding by 1%. For detailed results, see the Company’s Annual Report on Form 10-K filed February 26, 2015.

Director Nominees (page 15)

All of Leggett’s directors are elected for a one-year term by majority vote. The 2015 director nominees are:

Independent Directors:	Age	Director Since	Principal Occupation	Committee Memberships (1)(2)	Other Public Company Boards
Richard T. Fisher, Lead Director	76	1972	Managing Director, Oppenheimer & Co.	A, C, E, N
Robert E. Brunner	57	2009	Retired Executive VP, Illinois Tool Works	A, C	2
Robert G. Culp, III	68	2013	Chairman, Culp, Inc.	A, N	2
R. Ted Enloe, III	76	1969	Managing General Partner, Balquita Partners, Ltd.	C*	2
Manuel A. Fernandez	68	2014	Retired Managing Director, SI Ventures	C, N	2
Joseph W. McClanathan	62	2005	Retired President & CEO—Household Products Division, Energizer Holdings, Inc.	A, C, N
Judy C. Odom	62	2002	Retired Chair & CEO, Software Spectrum, Inc.	A*, C, N	2
Phoebe A. Wood	61	2005	Retired Vice Chair & CFO, Brown-Forman Corp.	C	3
Management Directors:
David S. Haffner	62	1995	Board Chair & Chief Executive Officer	E	1
Karl G. Glassman	56	2002	President & Chief Operating Officer		1
Matthew C. Flanigan	53	2010	Executive Vice President & CFO		1

(1)	A—Audit Committee, C—Compensation Committee, E—Executive Committee, N—Nominating & Corporate Governance Committee, *—Committee Chair

(2)	Ralph W. Clark, a current director, Nominating & Corporate Governance Committee Chair and Executive Committee member, has not been nominated for re-election.

Executive Compensation Highlights (page 33)

At Leggett & Platt, we seek to align our executives’ and shareholders’ interests with pay-for-performance compensation programs. In 2014, 83% of our CEO’s pay package was performance-based and 58% was equity-based. Our compensation structure strives to strike an appropriate balance between short-term and longer-term compensation that reflects the short- and longer-term interests of the business. We believe this structure helps us attract, retain and motivate high-performing executives who will achieve outstanding results for our shareholders.

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Key Components of Our Executive Officer Compensation Program

	Performance Metrics	Role within Compensation Program	How Designed and Determined	% of CEO 2014 Pay
Base Salary	N/A	The only non-performance based component of our executives’ compensation. Target incentive payments and equity awards are set as a percentage of base salary.	Our Compensation Committee reviews executive salaries annually, based on market data, peer benchmarking, individual performance and internal equity.	17%
Annual Incentive	Return on Capital Employed (ROCE), Cash Flow and Individual Performance Goals	Short-term cash incentive that rewards achievement of specific business targets and individual goals within the fiscal year.	The ROCE and cash flow targets are based on the Company’s earnings guidance for the year. Payouts range from 0% to 150%, based upon actual performance.	25%
Profitable Growth Incentive	Revenue Growth and Profit Margin	Pay-for-performance program that rewards revenue growth while maintaining or improving margins over a two-year period. These are two primary levers for achieving our long-range TSR goals.	The revenue growth threshold is based on the projected GDP of our primary markets, while margin threshold is based on the Company’s past performance. Payouts range from 0% to 250%.	13%
Performance Stock Units	Total Shareholder Return (TSR)	Three-year relative TSR performance holds management accountable for creating and sustaining value for shareholders.	Relative TSR is measured against the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400, about 320 companies.	45%

Key Features of Our Executive Officer Compensation Program

What We Do		What We Don’t Do
✓	We tie a high percentage of executive compensation to performance.	We do not pay dividend equivalents on stock options and unvested restricted share units.
✓	We consider peer groups and review market data in establishing compensation levels.	We do not allow re-pricing of underwater stock options (including cash-outs).
✓	We maintain robust stock ownership guidelines.	We do not allow pledging of Company stock.
✓	We include clawback policies in our incentive plans.	We do not pay tax gross-ups.
✓	We have double trigger vesting for equity-based awards in the event of a change in control.	We do not allow share recycling.

Flexible Stock Plan (page 23)

Our shareholders will be voting whether to authorize 11 million additional shares under the Company’s Flexible Stock Plan. These shares are primarily used in our equity-based, pay-for-performance compensation programs, like the Profitable Growth Incentive and Performance Stock Units, as well as our stock-based retirement and deferred compensation programs.

In 2014, approximately 3,100 employees purchased Leggett stock through payroll contributions or deferrals of cash compensation. We feel the shares issued under the Flexible Stock Plan align our executives and employees with our shareholders by tying their financial future to the long-term performance of Leggett stock.

We expect the increase in shares will fund our equity-based programs for the next four years. All full-value awards (such as PSUs and restricted stock) count as three shares against the number of authorized shares. Our burn rate from 2012–2014 has averaged 0.87% and reflects our responsible use of shares under the Plan.

Discount Stock Plan (page 30)

Our shareholders are also being asked to approve 4 million additional shares to be issued under the Company’s Discount Stock Plan, a qualified Employee Stock Purchase Plan. Under this plan, eligible employees can purchase Leggett stock at a 15% discount, to encourage employee investment in the Company’s long-term success.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why did I receive these materials?

The Board of Directors (the “Board”) of Leggett & Platt, Incorporated (the “Company” or “Leggett”) is providing these materials to you in connection with its solicitation of proxies for the Company’s annual meeting of shareholders on May 5, 2015. These materials were sent to shareholders on March 25, 2015. As a Leggett shareholder, you are entitled and encouraged to vote on the proposals presented in these proxy materials. We invite you to attend the annual meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders, including our Form 10-K with financial statements for 2014, is enclosed in the same mailing with this proxy statement. The Company’s Proxy Statement and Annual Report to Shareholders (including Form 10-K) are also available at www.leggett.com/proxy/2015. Information on our website does not constitute part of this proxy statement.

What business will be voted on at the annual meeting?

Shareholders will vote on the following proposals at the annual meeting:

•	Election of eleven directors.

•	Ratification of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2015.

•	Approval of the amendment and restatement of the Company’s Flexible Stock Plan.

•	Approval of the amendment and restatement of the Company’s Discount Stock Plan.

•	Advisory vote to approve named executive officer compensation.

•	Any other business that is properly brought before the meeting.

The Board recommends that you vote FOR each of the director nominees, the ratification of PwC, the Flexible Stock Plan, the Discount Stock Plan and the executive compensation package. If you return a signed proxy card without marking one or more proposals, your proxy will be voted in accordance with the Board’s recommendations.

What shares can I vote?

The only class of outstanding voting securities is the Company’s common stock. Each share of common stock issued and outstanding at the close of business on March 5, 2015 (the “Record Date”) is entitled to one vote on each matter submitted to a vote at the annual meeting. On the Record Date, we had 138,015,684 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock you owned on the Record Date. This includes shares held directly in your name as the shareholder of record and shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name.”

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, Wells Fargo, you are the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner: If you hold shares in a brokerage account or through some other nominee, you are the beneficial owner of the shares, and these proxy materials were forwarded to you from the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by proxy. Although you are invited to attend the annual meeting, you may not vote these shares in person unless you obtain a legal proxy from the broker, trustee or nominee.

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How do I submit my vote?

You may vote your shares (i) online at www.proxypush.com/leg, (ii) by signing and returning the proxy or voting instruction card, or (iii) in person at the meeting. If you vote online, you do not need to return your proxy or voting instruction card, but you will need to have it in hand when you access the voting website. Specific voting instructions are found on the proxy card or voting instruction card included with this proxy statement.

Can I change my vote?

Shareholder of Record: If you are a shareholder of record, you may change your vote or revoke your proxy any time before the annual meeting by (i) submitting a valid, later-dated proxy, (ii) submitting a valid, subsequent vote online, (iii) notifying the Company’s Secretary that you have revoked your proxy, or (iv) completing a written ballot at the annual meeting.

Beneficial Owner: If you hold shares as the beneficial owner, you may change your vote by (i) submitting new voting instructions to your broker, trustee or nominee or (ii) voting in person at the annual meeting if you have obtained a legal proxy from your broker, trustee or nominee.

How many votes are needed to conduct business at the annual meeting?

A majority of the outstanding shares of common stock entitled to vote must be present at the annual meeting, or represented by proxy, in order to meet the quorum requirement to transact business. Both abstentions and broker non-votes (described below) are counted in determining a quorum. If a quorum is not present, the annual meeting will be adjourned for no more than 90 days to reach a quorum.

What vote is required to elect a director?

A director nominee must receive the affirmative vote of a majority of those shares present (either in person or by proxy) and entitled to vote.

As required by our Corporate Governance Guidelines, each nominee has submitted a contingent resignation to the Nominating & Corporate Governance Committee (the “N&CG Committee”) in order to be nominated for election as a director. If a nominee fails to receive a majority of the votes cast in the director election, the N&CG Committee will make a recommendation to the Board of Directors whether to accept or reject the director’s resignation and whether any other action should be taken. If a director’s resignation is not accepted, that director will continue to serve until the Company’s next annual meeting or until his or her successor is duly elected and qualified. If the Board accepts the director’s resignation, it may, in its sole discretion, either fill the resulting vacancy or decrease the size of the Board to eliminate the vacancy.

What vote is required to approve the other proposals?

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required for ratification of PwC as Leggett’s independent registered public accounting firm and to approve the amendment and restatement of the Flexible Stock and Discount Stock Plans. Since the vote on named executive officer compensation is an advisory vote, the Board will give due consideration to the outcome; however, that proposal is not approved as such.

What is the effect of an “abstention” vote on the election of directors and other proposals?

A share voted “abstain” with respect to any proposal is considered present and entitled to vote with respect to that proposal. For the proposals requiring a majority vote in order to pass, an abstention will have the effect of a vote against the proposal.

What is the effect of a “broker non-vote?”

If you are the beneficial owner of shares held through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on “routine” proposals but not on “non-routine” proposals. Therefore, if you do not vote on the non-routine proposals or provide voting instructions, your broker will not be allowed to vote your shares—this will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote, so they will not affect the outcome of the vote. All proposals on the agenda are non-routine, other than the ratification of PwC as the Company’s auditor.

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Who pays the cost of soliciting votes at the annual meeting?

Leggett is making this solicitation and will pay the full cost of preparing, printing, assembling and mailing these proxy materials. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders.

We have hired Alliance Advisors, LLC to assist in the solicitation of proxies by mail, telephone, in person or otherwise. Alliance’s solicitation fees are expected to be $8,000 plus expenses. If necessary to ensure sufficient representation at the meeting, Company employees, at no additional compensation, may request the return of proxies.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and plan to issue a press release promptly after the meeting. Within four business days after the annual meeting, we will file a Form 8-K reporting the vote count.

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted “householding” which allows us, unless a shareholder withholds consent, to send one proxy statement and annual report to multiple shareholders sharing the same address. Each shareholder at a given address will receive a separate proxy card. If you currently receive multiple sets of proxy materials and wish to have your accounts householded, or if you no longer want to participate in householding and wish to receive separate sets of proxy materials by revoking your consent, call Wells Fargo Shareowner Services at 877-602-7615 or send written instructions to Wells Fargo Shareowner Services, Attn: Leggett & Platt, Incorporated, P.O. Box 64854, St. Paul, MN 55164-0854. You will need to provide Leggett’s company number (203) and your 10-digit Wells Fargo account number which is printed at the top of your proxy card.

Many brokerage firms practice householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and would like us to send you another set this year, please call 800-888-4569 or write to Leggett & Platt, Incorporated, Attn: Investor Relations, No. 1 Leggett Road, Carthage, MO 64836. You can also access a complete set of proxy materials (the Notice of Meeting, Proxy Statement, and Annual Report to Shareholders including Form 10-K) online at www.leggett.com/proxy/2015. To ensure that you receive multiple copies in the future, please contact your broker or Wells Fargo at the number or address in the preceding answer to withhold your consent for householding.

What is the deadline to propose actions for next year’s annual meeting or to nominate a director?

Shareholders may propose actions for consideration at future annual meetings either by presenting them for inclusion in the Company’s proxy statement or by soliciting votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on our website at www.leggett-search.com/governance. Notices specified for the types of shareholder actions set forth below must be addressed to Leggett & Platt, Incorporated, Attn: Corporate Secretary, No. 1 Leggett Road, Carthage, MO 64836.

Shareholder Proposal Included in Proxy Statement: If you intend to present a proposal at the 2016 annual meeting, SEC rules require that the Corporate Secretary receive the proposal at the address given above by November 26, 2015 for possible inclusion in the proxy statement. We will decide whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement: If you intend to present a proposal at the 2016 annual meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal—no earlier than January 5, 2016 and no later than February 4, 2016. This notice must

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include a description of the proposed business, your name and address, the number of shares you hold, any of your material interests in the proposal, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law. The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominee Included in Proxy Statement: If you wish to recommend a director candidate to the N&CG Committee for possible inclusion in the proxy statement, please see the requirements described under Consideration of Director Nominees and Diversity on page 9.

Director Nominee Not Included in Proxy Statement: If you intend to nominate a director candidate for election at the 2016 annual meeting outside of the Company’s nomination process, our bylaws require that the Company receive timely notice of the nomination—no earlier than January 5, 2016 and no later than February 4, 2016. This notice must include the information specified in Section 2.2 of the bylaws, including your name and address, the number of shares you hold, and the name, address and occupation of each proposed nominee.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Leggett has a long-standing commitment to sound corporate governance principles and practices. The Board has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and Company management. The Board has also adopted a Code of Business Conduct and Ethics applicable to all Company employees, officers and directors, as well as a separate Financial Code of Ethics applicable to the Company’s CEO, CFO, principal accounting officer and corporate controller. These documents are posted on our website at www.leggett-search.com/governance.

Director Independence

The Board reviews director independence annually and upon learning of any change in circumstances during the year that may affect a director’s independence. The Company has adopted director independence standards (the “Independence Standards”) that satisfy the NYSE listing standards. The Independence Standards are posted on our website at www.leggett-search.com/governance. A director who meets all the Independence Standards will be presumed to be independent.

While the Independence Standards help the Board to determine director independence, they are not the exclusive measure for doing so. The Board also reviews the relevant facts and circumstances of any material relationships between the Company and its directors during the independence assessment. Based on its review, the Board has determined that all of its current non-management directors are independent. The director biographies accompanying Proposal 1 “Election of Directors” identify our independent and management directors on the ballot. In addition, Ralph W. Clark, who is not nominated for re-election, but will serve as a non-management director through our 2015 annual meeting, was also determined by the Board to be independent.

All Audit Committee members meet the higher independence standard for audit committee service under NYSE and SEC rules and are financially literate, as defined by NYSE rules. In addition, all Audit Committee members meet the SEC’s definition of an “audit committee financial expert.” None of the members serves on the audit committee of more than three public companies. Also, all Compensation Committee members satisfy the enhanced independence standards required by the NYSE listing standards and SEC rules.

Board Leadership Structure

Our Corporate Governance Guidelines allow the roles of Board Chair and CEO to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. The Board elected CEO David Haffner as Board Chair in 2013 and appointed Richard Fisher as the independent Lead Director, believing this arrangement best serves the Board, the Company and our shareholders.

As Lead Director, Mr. Fisher’s responsibilities include:

•	Serving as the liaison between the Board Chair and the independent directors.

•	Acting as the principal representative of the independent directors in communicating with shareholders.

•	Approving the schedule, agenda and materials for Board meetings, together with the Board Chair.

•	Calling special executive sessions of the independent directors upon notice to the full Board.

•	Presiding over meetings of the non-management directors and over Board meetings in the Chair’s absence.

Our non-management directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent, non-management directors (typically, these executive sessions take place at each regularly scheduled quarterly Board meeting).

Communication with the Board

Shareholders and all other interested parties wishing to contact our Board of Directors may e-mail our Lead Director, Mr. Fisher, at leaddirector@leggett.com. They can also write to Leggett & Platt Lead Director, P.O. Box 637, Carthage, MO 64836. The Corporate Secretary’s office reviews this correspondence and periodically sends Mr. Fisher all communications except items unrelated to Board functions (for example, advertisements and junk mail). In his discretion, Mr. Fisher may forward communications to the full Board or to any of the other independent directors for further consideration.

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Board and Committee Composition and Meetings

The Board held five meetings in 2014, and its committees met the number of times listed in the table below. All directors attended at least 75% of the Board meetings and their respective committee meetings. Directors are expected to attend the Company’s annual meeting of shareholders, and all of them attended the 2014 annual meeting.

The Board has a standing Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee and Executive Committee. Except for the Executive Committee (comprised of Richard Fisher—Chair, David Haffner and Ralph Clark), each committee consists entirely of independent directors and operates under a written charter adopted by the Board. The Audit, Compensation and Nominating & Corporate Governance Committee charters are posted on our website at www.leggett-search.com/governance.

Audit Committee Judy C. Odom (Chair) Robert E. Brunner Robert G. Culp, III Richard T. Fisher Joseph W. McClanathan Meetings in 2014: 4

The Audit Committee assists the Board in the oversight of:

•     Independent registered public accounting firm’s qualifications, independence, appointment, compensation, retention and performance.

•     Internal controls over financial reporting.

•     Guidelines and policies to govern risk assessment and management.

•     Performance of the Company’s internal audit function.

•     Integrity of the financial statements and external financial reporting.

•     Legal and regulatory compliance.

•     Complaints and investigations of any questionable accounting, internal control or auditing matters.

Compensation Committee R. Ted Enloe, III (Chair) Robert E. Brunner Manuel A. Fernandez Richard T. Fisher Joseph W. McClanathan Judy C. Odom Phoebe A. Wood Meetings in 2014: 6

The Compensation Committee assists the Board in the oversight and administration of:

•     Corporate goals and objectives regarding CEO compensation and evaluation of the CEO’s performance in light of those goals and objectives.

•     Non-CEO executive officer compensation.

•     Cash and equity-based compensation for directors.

•     Incentive compensation and equity-based plans that are subject to Board approval.

•     Grants of awards under incentive and equity-based plans required to comply with applicable tax laws.

•     Employment agreements and severance benefit agreements with the CEO and executive officers, as applicable.

•     Related person transactions of a compensatory nature.

Nominating & Corporate Governance Committee Ralph W. Clark (Chair) Robert G. Culp, III Manuel A. Fernandez Richard T. Fisher Joseph W. McClanathan Judy C. Odom Meetings in 2014: 5

The N&CG Committee assists the Board in the oversight of:

•     Corporate governance principles, policies and procedures.

•     Identifying qualified candidates for Board membership and recommending director nominees.

•     Director independence and related person transactions.

Board and Committee Evaluations

The Board and each of its Committees conduct an annual self-evaluation of their practices and charter responsibilities. In addition, the Board periodically conducts a director peer review of the qualifications and contributions of its individual members. The Nominating & Corporate Governance Committee oversees these reviews and reports to the Board.

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Board’s Oversight of Risk Management

The Audit Committee is responsible for oversight of our guidelines and policies to assess and manage risk. The Company’s CEO and other senior managers are responsible for assessing and managing various risk exposures on a day-to-day basis. Our Enterprise Risk Management Committee (the “ERM Committee”), currently composed of 14 executives and chaired by our CFO, adopted guidelines by which the Company identifies, assesses, monitors and reports financial and non-financial risks material to the Company. The ERM Committee meets at least quarterly. Identified risks are assigned to a team of subject matter experts who meet regularly throughout the year and provide an updated assessment twice each year for their respective risk areas. An annual report is assembled from these assessments for review by the ERM Committee with a summary of each risk area provided to senior management and the Audit Committee concerning (i) the likelihood and significance of risks, (ii) the policies and guidelines regarding risk assessment and management, (iii) management’s steps to monitor and control risks, and (iv) an evaluation of the process. The Audit Committee reviews and discusses the report with management and the independent auditor.

An overall review of risk is inherent to the Board’s consideration of the Company’s strategies and other matters. In furtherance of this review, our CFO updates other senior managers and the entire Board every quarter on notable activities of the ERM Committee.

The Compensation Committee’s oversight of executive officer compensation, including the assessment of compensation risk for executive officers, is detailed in the Compensation Discussion & Analysis section on page 33. The Committee also assesses our compensation structure for employees generally and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The following factors contributed to this determination:

•	We use a common annual incentive plan across all business units.

•	We use a combination of short- and long-term incentive rewards that are tied to varied and complementary measures of performance and have overlapping performance periods.

•	Our annual incentive plan and our omnibus equity plan contain clawback provisions that enable the Committee to recoup incentive payments.

•	Our employees below key management levels have a small percentage of their total pay in variable compensation.

•	We promote an employee ownership culture to better align employees with shareholders, with approximately 3,100 employees contributing their own funds to purchase Company stock under various stock purchase plans.

Compensation Committee Interlocks and Insider Participation

No Compensation Committee member had an interlocking relationship as described in Item 407(e)(4) of Regulation S-K.

Consideration of Director Nominees and Diversity

The Nominating & Corporate Governance Committee is responsible for identifying and evaluating qualified candidates for election to the Board of Directors. Following its evaluation, the N&CG Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement and proxy card. This procedure is posted on the Company’s website at www.leggett-search.com/governance.

In the case of incumbent directors, the N&CG Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance and any transactions between the director and the Company. The Company’s bylaws and Corporate Governance Guidelines set the director retirement age at 72; however, the Board Chair, CEO or President may request a waiver for any director. At the request of Leggett’s CEO, the N&CG Committee recommended, and the full Board granted, waivers for Mr. Enloe and Mr. Fisher so they may stand for re-election at the 2015 annual meeting.

In the case of new director candidates, the N&CG Committee first determines whether the nominee must be independent under NYSE rules, then identifies any special needs of the Board. The N&CG Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm. Mr. Fernandez, who was added to the Board in 2014, was recommended to the N&CG Committee by Mr. Clark, the Committee chair.

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The Board of Directors may also consider candidates to fill a vacancy in the Board outside of the annual shareholder meeting process. The N&CG Committee will use the same criteria as those used to evaluate a director nominee to be elected by shareholders. In the event of a vacancy to be filled by the Board, the N&CG Committee will recommend one or more candidates for election and proxies will not be solicited.

The N&CG Committee seeks to identify and recruit the best available candidates. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The N&CG Committee believes director candidates should have the following minimum qualifications:

•	Character and integrity.

•	A commitment to the long-term growth and profitability of the Company.

•	A willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings.

•	Significant business or public experience relevant and beneficial to the Board and the Company.

In addition to the minimum qualifications described above, the N&CG Committee may also consider the following factors in evaluating candidates for recommendation to the Board:

•	Present and anticipated needs of the Board for particular experience or expertise and whether the candidate would satisfy those needs.

•	Requirement for the Board to have a majority of independent directors and whether the candidate would be considered independent.

•	Whether the candidate would be considered an “audit committee financial expert” or “financially literate” as described in NYSE listing standards, SEC rules and the Audit Committee charter.

•	Accomplishments of each candidate in his or her field.

•	Outstanding professional and personal reputation.

•	Relevant experience, including experience at the strategy/policy setting level, high level managerial experience in a complex organization, industry experience, and familiarity with the products and processes used by the Company.

•	Ability to exercise sound business judgment.

•	Breadth of knowledge about issues affecting the Company.

•	Ability and willingness to contribute special competencies to Board activities.

•	A willingness to assume broad fiduciary responsibility.

•	Fit with the Company’s culture.

Following the N&CG Committee’s initial review of a candidate’s qualifications, one or more N&CG Committee members will interview the candidate. The N&CG Committee may arrange subsequent interviews with the Board Chair and/or members of the Company’s management. The N&CG Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, for candidates recommended by a shareholder.

Shareholders who wish to recommend candidates for the N&CG Committee’s consideration must submit a written recommendation to the Secretary of the Company at No. 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for the N&CG Committee’s consideration for the following year’s annual meeting of shareholders. Recommendations must include the following:

•	Shareholder’s name, number of shares owned, length of period held and proof of ownership.

•	Candidate’s name, address, phone number and age.

•	A resume describing, at a minimum, the candidate’s educational background, occupation, employment history and material outside commitments (memberships on other boards and committees, charitable foundations, etc.).

•	A supporting statement which describes the shareholder’s and candidate’s reasons for nomination to the Board of Directors and documents the candidate’s ability to satisfy the director qualifications described above.

•	The candidate’s consent to a background investigation.

•	The candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareholders.

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•	Any other information that will assist the N&CG Committee in evaluating the candidate in accordance with this procedure.

The Corporate Secretary will promptly forward these materials to the N&CG Committee Chair and the Board Chair. The N&CG Committee may contact recommended candidates to request additional information necessary for its evaluation or for disclosure under applicable SEC rules.

Separate procedures apply if a shareholder wishes to nominate a director candidate for election at a meeting of shareholders. Those procedures, contained in our bylaws, are discussed on page 5.

Although the N&CG Committee does not have a formal policy concerning its consideration of diversity in identifying director nominees, as the foregoing description of the N&CG Committee’s procedure for identifying and evaluating director candidates shows, the N&CG Committee develops the Board’s diversity by seeking candidates with business and public experience relevant to the Board’s current and anticipated needs as well as Leggett’s businesses. The N&CG Committee seeks to identify and recruit the best available candidates, without regard to race, color, religion, sex, ancestry, national origin or disability.

Transactions with Related Persons

According to the Corporate Governance Guidelines, the N&CG Committee reviews and approves or ratifies transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. If the transaction with a related person concerns compensation, the review of the transaction falls to the Compensation Committee.

The Company’s executive officers and directors are expected to notify the Company’s Corporate Secretary of any current or proposed transaction that may be a related person transaction. The Corporate Secretary will determine if it is a related person transaction and, if so, will include it for consideration at the next meeting of the appropriate Committee. Approval should be obtained in advance of a related person transaction whenever practicable. If it becomes necessary to approve a related person transaction between meetings, the Chair of the appropriate Committee is authorized to act on behalf of the Committee. The Chair will provide a report on the matter to the full Committee at its next meeting.

The full policy for reviewing transactions with related persons, including categories of pre-approved transactions, is found in our Corporate Governance Guidelines (available on Leggett’s website at www.leggett-search.com/governance).

Each of the following transactions was approved in accordance with our Corporate Governance Guidelines:

•	We buy shares of our common stock from our employees from time to time. In 2014 and early 2015, we purchased shares from six of our executive officers: 8,000 shares from Jack Crusa for a total of $359,200; 78,005 shares from Joseph Downes for a total of $2,733,288; 60,000 shares from Matthew Flanigan for a total of $2,162,800; 63,378 shares from Karl Glassman for a total of $2,391,142; 7,161 shares from John Moore for a total of $295,749; and 15,000 shares from Dennis Park for a total of $540,000. All employees, including executive officers, pay a $25 administrative fee for each transaction. If the Company agrees to purchase stock before noon, the purchase price is the closing stock price on the prior business day; if the agreement is made after noon, the purchase price is the closing stock price on the day of purchase.

•	The Company employs certain relatives of its directors and executive officers, but only two had total compensation in excess of the $120,000 related person transaction threshold: Jason Higdon, Assistant General Counsel, the stepson of Industrial Materials Segment President Joseph Downes, had total compensation of $173,354 in 2014 (consisting of salary, annual incentive earned in 2014 and the grant date fair value of equity-based awards issued in 2014); and Bren Flanigan, Director of Business Development—Industrial Materials, the brother of CFO Matthew Flanigan, had total compensation of $232,378 in 2014 (consisting of salary and annual incentive earned in 2014 and the grant date fair value of equity-based awards issued in 2014).

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Director Compensation

Our non-employee directors receive an annual retainer, consisting of a mix of cash and restricted stock, as set forth below. Our employee directors (Mr. Haffner, Mr. Glassman and Mr. Flanigan) do not receive additional compensation for their Board service. Directors may elect to receive restricted stock units (“RSUs”) instead of restricted stock. Electing RSUs enables directors to defer receipt of the shares for two to ten years while accruing dividend equivalent shares at a 20% discount to market price over the deferral period. The restricted stock and RSUs vest one year after the grant date.

Item	Amount
Cash Compensation
Director Retainer (Non-Employee)	$60,000
Audit Committee Retainer
Chair	18,000
Member	8,000
Compensation Committee Retainer
Chair	15,000
Member	6,000
N&CG Committee Retainer
Chair	10,000
Member	5,000
Equity Compensation—Restricted Stock or RSUs
Vice Chair/Lead Director Retainer (including director retainer)	260,000
Director Retainer	135,000

The Compensation Committee reviews director compensation every year and recommends any changes to the full Board for consideration at its May meeting. The Committee considers national survey data and trends, as well as peer company benchmarking data (see discussion of the executive compensation peer group at page 42), but does not target director compensation to any specific percentage of the median. The only modification of the directors’ compensation package in 2014 was to increase the cash retainer and equity compensation by $10,000 each.

Our non-employee directors’ 2014 compensation is set forth in the following table. Directors may elect to defer their cash compensation into a cash deferral arrangement, stock options or stock units under the Company’s Deferred Compensation Program, described on page 41. Non-employee directors are required to hold Leggett stock with a value of four times their annual cash retainer within five years of joining the Board. The Company pays for all travel expenses the directors incur to attend Board meetings.

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Director Compensation in 2014

Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Non-Qualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Robert E. Brunner	$69,000	$135,000		$4,759	208,759
Ralph W. Clark	65,000	135,000	$5,277	30,273	235,550
Robert G. Culp, III	68,000	135,000		4,759	207,759
R. Ted Enloe, III	70,000	135,000	1,696	12,934	219,630
Manuel A. Fernandez(5)	35,500	135,000		2,497	172,997
Richard T. Fisher	74,000	260,000	304	15,639	349,943
Joseph W. McClanathan	74,000	135,000	1,190	7,256	217,445
Judy C. Odom	84,000	135,000	6,429	38,715	264,143
Phoebe A. Wood	61,000	135,000	8,698	47,819	252,517

(1)	These amounts include cash compensation deferred into stock units under our Deferred Compensation Program by the following directors: Clark—$32,500, Fisher—$14,800, Odom—$42,000, and Wood—$61,000.

(2)	These amounts reflect the grant date fair value of the annual restricted stock or RSU awards, which was $135,000 for each director except Mr. Fisher, who received a restricted stock award of $260,000 for his service as the Vice Chair/Lead Director. The grant date fair value of these awards is determined by the stock price on the day of the award.

(3)	These amounts include above-market interest accrued on cash deferrals and the 20% discount on stock unit dividends acquired under our Deferred Compensation Program and RSUs.

(4)	Items in excess of $10,000 that are reported in this column consist of (i) dividends paid on the annual restricted stock or RSU awards and dividends paid on stock units acquired under our Deferred Compensation Program: Clark—$22,148; Enloe—$11,544; Fisher—$10,548; Odom—$28,214; and Wood—$32,569; and (ii) the 20% discount on stock units purchased with deferred cash compensation: Odom—$10,500 and Wood—$15,250.

(5)	Mr. Fernandez was appointed as a director in May 2014; his reported compensation reflects a partial year of service.

Five of our non-employee directors held outstanding stock options as of December 31, 2014 as described in the following table. Options that were granted in lieu of cash compensation under our Deferred Compensation Program are listed separately in the “DC Options” column.

Director	Options	DC Options	Total
Ralph W. Clark	2,557	2,123	4,680
R. Ted Enloe, III	5,391	11,792	17,183
Richard T. Fisher	1,454		1,454
Joseph W. McClanathan	1,454		1,454
Phoebe A. Wood	976		976

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All of our non-employee directors held unvested stock or stock units as of December 31, 2014 as set forth below. These restricted stock shares and RSUs will vest on May 4, 2015.

Director	Restricted Stock	Restricted Stock Units
Robert E. Brunner	4,093
Ralph W. Clark		4,187
Robert G. Culp, III	4,093
R. Ted Enloe, III	4,093
Manuel A. Fernandez	4,093
Richard T. Fisher	7,884
Joseph W. McClanathan	4,093
Judy C. Odom	4,093
Phoebe A. Wood		4,187

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PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

1	PROPOSAL ONE:	Election of Directors

At the annual meeting, eleven directors are nominated to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All the director nominees have been previously elected by our shareholders, except Mr. Fernandez who was appointed by the Board of Directors during 2014. Ralph Clark, a current member of the Board, has not been nominated for re-election at the 2015 annual meeting. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board.

In recommending the slate of director nominees, our Board has chosen individuals of character and integrity, with a commitment to the long-term growth and profitability of the Company. We believe each of the nominees brings significant business or public experience relevant and beneficial to the Board and the Company, as well as a work ethic and disposition that foster the collegiality necessary for the Board and its committees to function efficiently and best represent the interests of our shareholders.

Robert E. Brunner Independent Director since 2009 Committees: Audit Compensation Age: 57

Professional Experience:

Mr. Brunner was the Executive Vice President of Illinois Tool Works (ITW), a diversified manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. He previously served ITW as President—Global Auto beginning in 2005 and President—North American Auto from 2003.

Education:

Mr. Brunner holds a degree in finance from the University of Illinois and an MBA from Baldwin-Wallace College.

Public Company Boards:

Mr. Brunner currently serves as a director of NN, Inc., a global manufacturer of precision bearings and plastic, rubber and metal components, and Lindsay Corporation, a global manufacturer of irrigation equipment and road safety products.

Director Qualifications:

Mr. Brunner’s experience and leadership with ITW, a diversified manufacturer with a global footprint, provides valuable insight to our Board on operational and international issues.

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Robert G. Culp, III Independent Director since 2013 Committees: Audit Nominating & Corporate Governance Age: 68

Professional Experience:

Mr. Culp is the co-founder of Culp, Inc., an upholstery and bedding fabrics designer and manufacturer, where he has been the Chairman since 1990 and served as CEO from 1988 to 2007.

Education:

Mr. Culp holds a degree in economics from the University of North Carolina—Chapel Hill and an MBA from the Wharton School of the University of Pennsylvania.

Public Company Boards:

Mr. Culp is the Chairman of the Board of Culp, Inc., and the lead independent director of Old Dominion Freight Line, Inc., a national motor transportation and logistics company. He previously served as a director of Stanley Furniture Company, Inc., a manufacturer and importer of wooden residential furniture, until 2011.

Director Qualifications:

Mr. Culp’s experience in the bedding and furniture industries provides valuable insight into a number of the Company’s key markets. Through his leadership of Culp, Inc., a publicly-traded company with an international scope, he understands the complexities of the financial and regulatory requirements facing US companies, as well as the challenges and opportunities of developing global operations.

R. Ted Enloe, III Independent Director since 1969 Committees: Compensation, Chair Age: 76

Professional Experience:

Mr. Enloe has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996. Previously, he served as President and Chief Executive Officer of Optisoft, Inc., a manufacturer of intelligent traffic systems, from 2003 to 2005. His former positions include Vice Chairman of the Board and member of the Office of the Chief Executive for Compaq Computer Corporation and President of Lomas Financial Corporation and Liberte Investors.

Education:

Mr. Enloe holds a degree in petroleum engineering from Louisiana Polytechnic University and a law degree from Southern Methodist University.

Public Company Boards:

Mr. Enloe currently serves as a director of Silicon Laboratories Inc., a designer of mixed-signal integrated circuits, and Live Nation, Inc., a venue operator, promoter and producer of live entertainment events.

Director Qualifications:

Mr. Enloe’s professional background and experience, previously held senior-executive level positions, financial expertise and service on other company boards, qualifies him to serve as a member of our Board of Directors. Further, his wide-ranging experience combined with his intimate knowledge of the Company from over 40 years on the Board provides an exceptional mix of familiarity and objectivity.

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Manuel A. Fernandez Independent Director since 2014 Committees: Compensation Nominating & Corporate Governance Age: 68

Professional Experience:

Mr. Fernandez co-founded SI Ventures, a venture capital firm focusing on IT and communications infrastructure, and served as the managing director from 1998 until his retirement in 2014. Mr. Fernandez was the Executive Chairman of Sysco Corporation, a marketer and distributor of foodservice products, from 2012 until his retirement in 2013. He previously served Sysco as Non-executive Chairman since 2009 and as a director since 2006. His previous positions include Chairman and CEO of Gartner, Inc., and CEO of Dataquest, Inc.

Education:

Mr. Fernandez holds a degree in electrical engineering from the University of Florida and completed post-graduate work in solid-state engineering at the University of Florida and in business administration at the Florida Institute of Technology.

Public Company Boards:

Mr. Fernandez currently serves as lead independent director of Brunswick Corporation, a market leader in the marine, fitness, bowling and billiards industries, and as a director of Time, Inc., a global media company. He was previously a director of Flowers Foods, Inc., a national producer and marketer of packaged bakery foods, Tibco, a global leader in infrastructure and business intelligence software, and Black & Decker, a manufacturer of power tools, hardware and home improvement products.

Director Qualifications:

Mr. Fernandez’ venture capital experience, leadership of several technology companies as CEO and service on a number of public company boards offers Leggett outstanding insight into corporate strategy and development, information technology, international growth, and corporate governance.

Richard T. Fisher Independent Director since 1972 Committees: Audit Compensation Executive, Chair Nominating & Corporate Governance Age: 76

Professional Experience:

Mr. Fisher has been Managing Director of Oppenheimer & Co., an investment banking firm, since 2002. He served as Managing Director of CIBC World Markets Corp., an investment banking firm, from 1990 to 2002.

Education:

Mr. Fisher holds a degree in economics from the Wharton School of the University of Pennsylvania.

Director Qualifications:

Mr. Fisher’s career in investment banking provides the Board with a unique perspective on the Company’s strategic initiatives, financial outlook and investor markets. His valuable business skills and long-term perspective of the Company bolster his leadership as the Company’s Lead Independent Director. He served as the independent Board Chair from 2008 until 2013, when he was elected as the Lead Independent Director.

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Matthew C. Flanigan Management Director since 2010 Committees: None Age: 53

Professional Experience:

Mr. Flanigan was appointed Executive Vice President of the Company in 2013 and has served as Chief Financial Officer since 2003. He previously served the Company as Senior Vice President from 2005 to 2013, Vice President from 2003 to 2005, Vice President and President of the Office Furniture Components Group from 1999 to 2003, and in various capacities since 1997.

Education:

Mr. Flanigan holds a degree in finance and business administration from the University of Missouri.

Public Company Boards:

Mr. Flanigan serves as the lead director of Jack Henry & Associates, Inc., a provider of core information processing solutions for financial institutions.

Director Qualifications:

As the Company’s CFO, Mr. Flanigan adds valuable knowledge of the Company’s finance, risk and compliance functions to the Board. In addition, his prior experience as one of the Company’s group presidents provides valuable operations insight.

Karl G. Glassman Management Director since 2002 Committees: None Age: 56

Professional Experience:

Mr. Glassman was appointed President of the Company in 2013 and has served as Chief Operating Officer since 2006. He previously served the Company as Executive Vice President from 2002 to 2013, President of the Residential Furnishings Segment from 1999 to 2006, Senior Vice President from 1999 to 2002, and in various capacities since 1982.

Education:

Mr. Glassman holds a degree in business management and finance from California State University—Long Beach.

Public Company Boards:

Mr. Glassman serves as a director of Remy International, Inc., a leading global manufacturer of alternators, starter motors and electric traction motors.

Director Qualifications:

With over two decades experience leading the Company’s largest segment and serving as its Chief Operating Officer, Mr. Glassman provides in-depth operational knowledge to the Board and is a key interface between the Board’s oversight and strategic planning and its implementation at all levels of the Company around the world. Mr. Glassman also serves on the Board of Directors of the National Association of Manufacturers.

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David S. Haffner Management Director since 1995 Committees: Executive Age: 62

Professional Experience:

Mr. Haffner was elected as the Board Chair of the Company in 2013, and continues to serve as Chief Executive Officer of the Company since his appointment in 2006. He previously served the Company as President from 2002 to 2013, Chief Operating Officer from 1999 to 2006, Executive Vice President from 1995 to 2002, and in various capacities since 1983.

Education:

Mr. Haffner holds a degree in engineering from the University of Missouri and an MBA from the University of Wisconsin—Oshkosh.

Public Company Boards:

Mr. Haffner serves as a director of Bemis Company, Inc., a manufacturer of flexible packaging and pressure sensitive materials.

Director Qualifications:

As the Company’s CEO, Mr. Haffner provides comprehensive insight to the Board across the spectrum from strategic planning to implementation to execution and reporting, as well as its relationships with investors, the finance community and other key stakeholders.

Joseph W. McClanathan Independent Director since 2005 Committees: Audit Compensation Nominating & Corporate Governance Age: 62

Professional Experience:

Mr. McClanathan served as President and Chief Executive Officer of the Energizer Household Products Division of Energizer Holdings, Inc., a manufacturer of portable power solutions, from 2007 through his retirement in 2012. Previously, he served Energizer as President and Chief Executive Officer of the Energizer Battery Division from 2004 to 2007, as President—North America from 2002 to 2004, and as Vice President—North America from 2000 to 2002.

Education:

Mr. McClanathan holds a degree in management from Arizona State University.

Director Qualifications:

Through his leadership experience at Energizer and as a former director of the Retail Industry Leaders Association, Mr. McClanathan offers an exceptional perspective to the Board on manufacturing operations, marketing and development of international capabilities.

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Judy C. Odom Independent Director since 2002 Committees: Audit, Chair Compensation Nominating & Corporate Governance Age: 62

Professional Experience:

Until her retirement in 2002, Ms. Odom was Chief Executive Officer and Board Chair at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983. Prior to founding Software Spectrum, she was a partner with the international accounting firm, Grant Thornton.

Education:

Ms. Odom is a licensed Certified Public Accountant and holds a degree in business administration from Texas Tech University.

Public Company Boards:

Ms. Odom is a director of Harte-Hanks, a direct marketing service company, and Sabre, Inc., which provides technology solutions for the global travel and tourism industry.

Director Qualifications:

Ms. Odom’s director experience with several companies offers a broad leadership perspective on strategic and operating issues. Her experience co-founding Software Spectrum and growing it to a global Fortune 1000 enterprise before selling it to another public company provides the insight of a long-serving CEO with international operating experience.

Phoebe A. Wood Independent Director since 2005 Committees: Compensation Age: 61

Professional Experience:

Ms. Wood has been a principal in CompaniesWood, a consulting firm specializing in early stage investments, since her 2008 retirement as Vice Chairman and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, where she had served since 2001. Ms. Wood previously held various positions at Atlantic Richfield Company, an oil and gas company, from 1976 to 2000.

Education:

Ms. Wood holds a degree in psychology from Smith College and an MBA from UCLA.

Public Company Boards:

Ms. Wood is a director of Invesco, Ltd., an independent global investment manager, Coca-Cola Enterprises, Inc., a major bottler and distributor of Coca-Cola products, and Pioneer Natural Resources, an independent oil and gas company.

Director Qualifications:

From her career in business and various directorships, Ms. Wood provides the Board with a wealth of understanding of the strategic, financial and accounting issues the Board faces in its oversight role.

The Board recommends that you vote FOR the election of each of the director nominees.

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2	PROPOSAL TWO:	Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. PwC (or its predecessor firm) has been our independent registered public accounting firm since 1991.

We are asking our shareholders to ratify the Audit Committee’s selection of PwC as our independent registered public accounting firm. Although ratification is not required by the Company’s bylaws or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, it will be considered a direction to the Audit Committee to consider a different firm. Even if this selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.

PwC representatives are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board recommends that you vote FOR the ratification of PwC as the independent registered public accounting firm.

Audit and Non-Audit Fees

The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2014 and 2013 are shown below.

Type of Service	2014	2013
Audit Fees(1)	$2,049,434	$1,927,700
Audit-Related Fees(2)	23,000	16,151
Tax Fees(3)	350,970	415,268
All Other Fees(4)	33,067	2,600
Total	$2,456,471	$2,361,719

(1)	Includes rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of our financial statements; statutory audits as required; comfort and debt covenant letters; and services in connection with securities regulatory filings.

(2)	Includes consulting on accounting and financial reporting issues; limited procedures reports related to agreements or arbitrations; continuing professional education; audits of employee benefit plans and subsidiaries; and due diligence and audit procedures related to acquisitions and joint ventures.

(3)	Includes preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures. Of the tax fees listed above in 2014, $153,280 relate to compliance services and $197,690 relate to consulting and planning services.

(4)	Includes pre-assessment of conflict minerals compliance and use of an internet-based accounting research tool provided by PwC.

The Audit Committee has determined that the provision of these approved non-audit services by PwC is compatible with maintaining PwC’s independence.

Pre-Approval Procedures for Audit and Non-Audit Services

The Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm. To fulfill this responsibility, the Audit Committee has established a procedure for pre-approving the services performed by the Company’s auditors. All services provided by PwC in 2014 were approved in accordance with the adopted procedures. There were no services provided or fees paid in 2014 for which the pre-approval requirement was waived.

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The procedure provides standing pre-approval for:

•	Audit Services: rendering an opinion on the Company’s financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of the Company’s financial statements; statutory audits as required; comfort and debt covenant letters; and services in connection with regulatory filings.

•	Audit-Related Services: consultation on new or proposed transactions, statutory requirements, or accounting principles; reports related to contracts, agreements, arbitration, or government filings; continuing professional education; audits of employee benefit plans and subsidiaries; and due diligence and audits related to acquisitions and joint ventures.

•	Tax Services: preparation and review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings and permissible tax audit assistance; preparation or review of expatriate and similar employee tax returns and tax filings; tax consulting and advice related to compliance with applicable tax laws; tax planning strategies and implementation; and tax due diligence related to acquisitions and joint ventures.

Any other audit, audit-related, or tax services provided by the Company’s auditors require specific Audit Committee pre-approval. The Audit Committee must also specifically approve in advance all permissible non-audit internal control related services to be performed by the Company’s auditors. Management provides quarterly reports to the Audit Committee concerning any fees paid to the auditors for their services.

Audit Committee Report

The Audit Committee is composed of five non-management directors who are independent as required by SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett-search.com/governance.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with generally accepted accounting principles. The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent registered public accounting firm, selecting and retaining our independent registered public accounting firm, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and PwC. The Audit Committee also discussed with PwC all items required by Public Company Accounting Oversight Board Auditing Standard No. 16—Communications with Audit Committees.

The Audit Committee received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with generally accepted accounting principles and on the opinion of PwC included in their report on the Company’s financial statements.

Based on the review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2014 Annual Report on Form 10-K.

Judy C. Odom (Chair)
Robert E. Brunner
Robert G. Culp, III
Richard T. Fisher
Joseph W. McClanathan

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3	PROPOSAL THREE:	Approval of the Amendment and Restatement of the Flexible Stock Plan

We are asking shareholders to approve the amended and restated Flexible Stock Plan (the “Plan”), last approved by our shareholders in 2012 (the “2012 Plan”). The Plan provides for the award of stock-based benefits to attract and retain valuable employees, directors and other key individuals, align the interests of participants with shareholders and reward outstanding performance. At its meeting on February 25, 2015, the Board of Directors recommended our shareholders approve the amended and restated Plan set forth in full in Appendix A (the “2015 Restatement”).

As of March 5, 2015, there were 8,928,690 shares potentially issuable from prior awards under the 2012 Plan (3,361,609 options and 5,567,081 full-value awards), while 3,584,386 shares remained available for future grants. If shareholders approve the 2015 Restatement, the current 3.6 million shares available for future grants will increase by 11 million shares for a total of approximately 14.6 million shares available for future grants under the Plan (excluding forfeitures of existing awards that again become available for issuance under the Plan). The closing market price for our common stock on March 5, 2015 was $45.74.

Under the 2015 Restatement (as with the 2012 Plan), each option or stock appreciation right counts as one share against the shares available under the Plan, but each share granted for any other awards counts as three shares against the Plan. This fungible plan design, in which the shares under the Plan can be used for all types of awards, provides our Compensation Committee flexibility to design equity compensation plans and grant awards that motivate our employees and build shareholder value. The Company largely discontinued granting options in 2013 (although options remain available through the Deferred Compensation Program). Therefore, we anticipate that nearly all shares authorized under the 2015 Restatement will be granted as full value awards—the approximately 14.6 million shares under the Plan would permit the Company to issue approximately 4.9 million full value awards under the 3-for-1 fungible plan design.

In addition to increasing the number of shares available under the Plan, the 2015 Restatement also mandates “double-trigger” vesting, such that an award recipient’s employment with the Company must terminate in connection with a change in control in order to trigger the award’s change in control vesting provision.

Shareholder approval of the 2015 Restatement will constitute approval of the material terms of the Plan, including the performance criteria contained in the Plan, for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). This provides the opportunity for amounts paid under the Plan to our executive officers to be tax deductible if the other requirements are satisfied. If our shareholders fail to approve the 2015 Restatement, the 2012 Plan will continue as in effect prior to its amendment and restatement.

While we have tax-qualified stock purchase plans for employees generally, the Flexible Stock Plan is our only vehicle for granting non-qualified equity benefits. The Plan’s flexible design permits equity-based awards to be tailored to the needs of the Company and to comply with changing business, tax and regulatory environments.

How We Use Stock Compensation

We have encouraged and promoted employee stock ownership at all levels of the Company for many years. In 2014, approximately 3,100 employees purchased Leggett stock through payroll contributions or deferrals of cash compensation. The Board’s Compensation Committee has weighted our executives’ compensation heavily toward performance-based Leggett equity, and those programs are administered through the Plan.

Performance Stock Units. Leggett’s long-term strategic plan emphasizes the Company’s Total Shareholder Return (“TSR”) performance versus peer companies. For the past several years, we have granted performance stock unit awards (“PSUs”) as a primary component of our senior executives’ compensation to drive and reward those results. The PSUs vest at the end of a 3-year performance period based on Leggett’s TSR relative to a peer group of about 320 companies.

Profitable Growth Incentive. In 2013, we replaced annual option grants for our senior managers with the Profitable Growth Incentive (“PGI”). Each participant under the PGI is awarded a base number of stock units which vest based upon the Company’s (or the applicable profit centers’) revenue growth and profit margin targets established at the beginning of the 2-year performance period.

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Restricted Stock Units. Also beginning in 2013, employees who previously received annual option grants (but were not included in the PGI program) are granted restricted stock units (“RSUs”) that vest in one-third increments at 12, 24 and 36 months after the grant date. RSUs are also awarded intermittently to select new hires and existing employees for retention, motivation or recognition. Finally, RSUs were awarded to our CEO, COO and CFO when they entered into new employment agreements in 2013.

Deferred Compensation. Leggett had nearly 100 managers eligible for the Deferred Compensation Program in 2014, and they collectively deferred approximately $5.3 million of their cash compensation into stock units. Stock units and reinvested dividend equivalent accruals are acquired at a 20% discount to the market price of Company stock.

Retirement. We also use shares from the Plan for our executives’ primary retirement plan, the Executive Stock Unit Program (the “ESU Program”). Executives contribute up to 10% of their cash compensation above a certain threshold into diversified investments in their accounts, which are held until they retire or terminate employment. The Company matches 50% of the executives’ contributions in stock units acquired at a 15% discount to the market price of Company stock, with an additional match of up to 50% if the Company meets certain performance targets.

Directors. Our non-employee directors receive a portion of their annual compensation in restricted stock. On the date of the annual meeting of shareholders, each non-employee director receives restricted stock with a grant date value of  $135,000 (except the Vice Chair/Lead Director, whose award value is $260,000). The restricted stock vests one year after the grant date. Directors may also participate in the Deferred Compensation Program described above.

Stock Options. Until we discontinued option grants in 2013, we would award non-qualified stock options (“NQSOs”) annually to a broad group of employees. These options were granted with an exercise price equal to the closing price of the Company’s common stock on the grant date. Options vested and became exercisable in three annual installments beginning 18 months after the grant date and had a 10-year term. Many of these option grants remain outstanding.

Burn Rate and Overhang

We believe we have been judicious in our use of shares previously authorized by shareholders under the Plan, and we are committed to closely monitoring share usage. Two common measures of a stock plan’s cost are known as “burn rate” and “overhang.”

Burn rate refers to the rate at which shares issued under the Plan increase the number of shares outstanding. Over the last three years, we have maintained an average burn rate of 0.87% per year. We calculate burn rate as the sum of options granted during each year plus full value awards vested during each year, as a percentage of the weighted average common shares outstanding.

Burn Rate

Year	Options (1)	Full Value Awards (2)	Total Awards	Weighted Average Shares Outstanding	Burn Rate
2014	16,160	846,384	862,544	137,785,361	0.63%
2013	0	852,737	852,737	145,200,000	0.59%
2012	852,068	1,181,072	2,033,140	144,300,785	1.41%
				3-year average	0.87%

(1)	Broad-based option awards were discontinued in 2013, although options remain available under our Deferred Compensation Program.

(2)	Full value awards include stock units issued under the Deferred Compensation Program and ESU Program, restricted stock, RSUs, PSUs and PGI awards vested during the year. Each full value share counts as three shares against shares available under the Plan.

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Overhang measures the degree to which our shareholders’ ownership may be diluted by stock-based compensation awarded under the Plan. Overhang is calculated by dividing the current stock awards outstanding by the current common shares outstanding.

Overhang

	3,361,609	Options Outstanding:
Weighted Average Exercise Price: $20.74
Weighted Average Term: 4.5 years
	5,567,081	Full-Value Awards Outstanding (2,800,619 held in the ESU Program)
	8,928,690	Total Awards Outstanding
Divided by	138,015,684	Common Shares Outstanding
	6.5%	Overhang as of March 5, 2015

Several factors influence our overhang percentage:

•	Because the ESU Program is a retirement program, stock units continue to accrue in employee accounts until the employee retires or terminates employment. We recognize that the long-term design of this plan increases our overhang (ESU holdings make up 50% of our outstanding full value shares), but we believe this program serves shareholders well by tying an important element of key employees’ compensation to the Company’s stock.
•	The unvested shares for the PSU awards are reserved at the maximum 175% payout percentage (the 2012–2014 PSUs vested at 157%), and their 3-year vesting schedule means the past three annual grants count against our overhang. PSUs are a primary component of our senior executives’ compensation, and their TSR performance-based payout is intended to align the interests of our executives and our shareholders.
•	Similarly, the unvested shares for the PGI awards are reserved at the maximum 250% payout percentage (the 2013–2014 PGIs vested at 137.5% for our Corporate participants), and their 2-year vesting schedule means the past two annual grants count against our overhang.
•	We repurchased 5 million shares in 2014 and have reduced our total shares outstanding by 8% in the last five years. Because share repurchases reduce the denominator in the overhang calculation, they increase our overhang percentage. Our share repurchases have partially offset the dilutive effect of Leggett’s equity-based programs.

To assess the number of shares requested for the 2015 Restatement, the Committee reviewed projected equity-based awards that are currently anticipated to be granted from the Plan during the next four fiscal years. The projection assumes that the Company continues making equity-based awards consistent with recent practice and includes the following additional assumptions: (i) continued usage of a fungible share ratio of 3 to 1 for full value shares being issued from or returned to the pool of Plan shares; (ii) an average share price of  $45 per share; (iii) performance units would pay out at the maximum performance level; and (iv) voluntary participation in the Deferred Compensation Plan and Executive Stock Unit Plan continues at levels similar to the recent past. This projection indicated that anticipated awards would reduce the number of shares available for issuance under the plan by an average of approximately 2.4 million shares each year. Accordingly, the Company has estimated that its request for an additional 11 million shares will be sufficient for four annual award cycles. The actual number of shares granted and ultimately issued from the Plan each year will likely vary from this estimate and will depend on a variety of factors, including: (i) changes to the Company’s equity-based programs and award practices; (ii) the actual number of participants in our equity-based programs; (iii) the actual number of shares forfeited, cancelled or terminated; (iv) our actual share price at the time of each award; and (v) our performance, which will impact the actual number of performance units earned and charged against the Plan.

We are strongly committed to a culture of employee stock ownership. Accordingly, we believe the approval of the 2015 Restatement is critical to our ability to attract, retain and reward the caliber of employees necessary to achieve superior performance.

Description of the Plan

The following description of the Plan is qualified in its entirety by the full 2015 Restatement. If approved by the Company’s shareholders, the 2015 Restatement will become effective as of May 5, 2015 (the “Effective Date”) and will continue in effect until the tenth anniversary of the Effective Date.

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The Plan provides for awards to eligible participants in the form of stock options, stock appreciation rights (“SARs”), restricted stock, stock units, performance awards, other stock-based awards and all other awards.

Awards may be granted to (i) employees, (ii) non-employee directors, and (iii) individuals or entities providing services to the Company. The number of awards that may be granted to a participant under the Plan is in the discretion of the committee that administers the Plan (the “Committee”) and therefore cannot be determined in advance. See the Grants of Plan-Based Awards in 2014 table at page 49 for information regarding equity-based awards granted to our named executive officers.

Awards settled in cash do not reduce the number of shares available for grant. If an award expires or is terminated, cancelled or forfeited, the shares covered by that award will again be available for issuance under the Plan. The following shares will not become available for issuance under the Plan:

•	Shares tendered by participants as full or partial payment to the Company upon exercise of options granted under the Plan;

•	Shares reserved for issuance upon the grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and

•	Shares withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations on awards granted under the Plan.

Under the Plan’s fungible share feature, all shares available under the Plan may be granted as any type of award. Each option or SAR awarded will count as one share against the shares available under the Plan, but each share granted for any other awards will count as three shares against the Plan. Up to one hundred percent of the shares available under the Plan may be granted as incentive stock options (“ISOs”).

The Plan includes a cap on awards to a participant during any year: 1,000,000 options or SARs, 1,000,000 full value awards, and $4,000,000 in awards that are not denominated in shares or determined by reference to a number of shares, to the extent they are granted with the intent that they qualify as performance-based compensation under Code Section 162(m).

Outstanding awards, as well as the number of shares reserved under the Plan and the maximum number of shares issuable to participants will be appropriately adjusted to reflect any stock split or similar change to the Company’s capital stock.

The Committee administering the Plan consists of at least two directors who are intended to qualify as “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and who are intended to qualify as “outside directors” as defined in Code Section 162(m). Members of the Committee are appointed by the Board. Currently, the Compensation Committee of the Board serves as the Committee administering the Plan. The Committee has full authority and discretion to (i) select participants, (ii) determine the type, size, and conditions applicable to awards, (iii) determine to what extent awards may be settled in cash, shares, or other property, (iv) determine to what extent amounts payable from an award under the Plan may be deferred, either automatically or at the election of the participant, (v) interpret and administer the Plan and any agreement, and (vi) establish rules, appoint agents, and take any other action necessary or desirable for the administration of the Plan. The Committee may delegate all or any part of its authority under the Plan, except for grants to individuals who are subject to Section 16 of the Exchange Act or who are “covered employees” as defined by Code Section 162(m)(3).

The Board has the sole right and power to amend or terminate the Plan at any time, except that it may not amend the Plan, without approval of Company shareholders, in a manner that would cause ISOs to fail to qualify as such or in a manner which would violate applicable law. The amendment or termination of the Plan will not adversely affect a participant’s right to any outstanding awards.

In the event of a change in control of the Company (as defined in the Plan), the Committee may provide such protection as it deems necessary to maintain participants’ rights; however, the Committee may not permit an award to vest solely upon the occurrence of change in control (unless the acquirer in the change in control requires that outstanding awards be terminated as a result of the change in control), but may permit an award to vest in connection with a termination of employment that occurs within a specified time before, upon or after a change in control. To the extent consistent with the foregoing, the Committee may, among other things: (i) accelerate any time periods relating to the exercise or realization of awards; (ii) purchase an award, upon the participant’s request, for the amount which could have been attained upon the exercise or realization of the award had it been currently exercisable or payable; (iii) adjust outstanding awards as it deems appropriate to reflect such transaction, and (iv) cause outstanding awards to be assumed or substituted by the surviving corporation.

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Description of Awards

Restricted Stock. These are awards of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award document. Shares of restricted stock have full voting rights and accrue dividends during the restriction period, unless otherwise determined by the Committee. The Committee will determine the price, if any, at which restricted stock is sold or awarded.

Stock Units. These represent the right to receive the value of a number of shares of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award document. Stock units may be settled in cash or in stock, as determined by the Committee. Stock units represent an unfunded and unsecured obligation of the Company. Stock units have no voting rights, but may accrue dividend equivalents, as determined by the Committee. The Committee will determine the price, if any, at which stock units are sold or awarded to participants.

Performance Awards. A performance award entitles a participant to receive a specified number of shares of common stock (or cash equal to the fair market value of such shares) at the end of a performance period, as specified in the award document. The ultimate number of shares distributed depends upon the extent to which pre-established performance objectives are met during the applicable performance period.

Stock Options. A stock option is the right to acquire shares of common stock at a fixed exercise price for a fixed period of time not to exceed ten years. The option price per share cannot be less than the fair market value of the Company’s common stock on the grant date. Options cannot be exercised until they are vested, typically in three annual installments beginning 18 months after grant. All option terms and conditions will be determined by the Committee.

The Committee may grant options intended to qualify as ISOs pursuant to Section 422 of the Code, as well as NQSOs under the Plan. We currently do not grant ISOs and do not have any outstanding ISOs.

Stock Appreciation Rights. This gives a participant the right to receive, for each SAR exercised, an amount equal to the excess of the fair market value of a share of common stock on the date the SAR is exercised over the fair market value of a share on the date the SAR was granted. SARs may have terms up to ten years, may be settled in cash or in stock, as determined by the Committee, and are subject to the terms and conditions of the award document. We currently do not grant SARs.

Other Stock-Based Awards. The Committee may grant other stock-based awards which may include, without limitation, the grant of shares of common stock and the grant of securities convertible into shares of common stock.

Other Awards. The Committee may provide types of awards under the Plan in addition to those specifically listed, if the Committee believes that such awards would further the purposes for which the Plan was established.

Award Conditions and Administration

Awards are typically evidenced by an agreement describing the award’s terms and conditions. An agreement may include: description of the type of award; the award’s duration; if an option, the exercise price, the exercise period and the person or persons who may exercise the option; the effect of the participant’s death or termination of employment on the award; the award’s conditions, vesting or performance criteria; when, if, and how it may be forfeited, converted into another award, modified, exchanged for another award, or replaced; and the restrictions on any shares purchased or granted under the Plan.

The Committee may require the satisfaction of certain performance criteria as a condition to the grant or vesting of any award.

In the case of awards of restricted stock, performance awards and stock units, performance criteria may be applied to the Company, an affiliate, a subsidiary, division, business unit or individual, or any combination thereof, and may be measured in absolute levels or relative to another company or companies, a peer group, an index, or Company performance in a previous period. Performance may be measured annually or cumulatively over a longer period of time.

The types of performance criteria that may be used include:

•	Cash flow measures: cash flow, free cash flow, net cash flow, operating cash flow

•	Earnings measures: earnings, earnings per share, earnings per share growth, EBIT, EBITDA, gross margin, increase in total revenues, operating earnings, revenue, retained earnings

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•	Non-financial measures: business trends, capacity utilization, compliance and safety, gains, leadership, market capitalization, market share, operating efficiency, product development, project progress or completion, quality

•	Operational measures: budget achievement, costs, net income, operating income or net operating income, ratio of operating earnings to capital spending, working capital

•	Profitability measures: economic profit, economic value added, financial return ratios, net margin, net profits, profit returns and margins, operating profits, return on assets or net assets, return on capital employed, return on invested capital, return on equity

•	Stock price measures: share price performance, total shareholder return

Performance may be evaluated including or excluding the effect of events which are extraordinary, unusual or infrequent in occurrence; gains or losses on the disposition of a business; effects of changes in tax or accounting regulations; effects of mergers or acquisitions; asset write-downs; goodwill or other non-cash impairments; gains or losses relating to litigation or settlements; or certain other non-operating income and expenses.

The Committee may allow the exercise price of an option or payment price of an award to be paid in cash, with shares owned by the participant, or a combination of both. Options also may be exercised in a broker-assisted, cashless exercise or other cashless exercise, as permitted by the Committee.

The Company may withhold from option exercises or other awards any amount necessary to satisfy tax withholding requirements arising from the option exercise or award. The Committee or the Company may, at any time, require a participant to pay in cash the amount necessary to comply with withholding requirements.

An award may be granted in tandem with another award, except that only SARs may be granted in tandem with an ISO.

Subject to the requirements of Code Section 409A, and upon the terms established by the Committee, participants may defer receipt of awards, interest may be earned on cash deferrals, and dividends or dividend equivalents may be earned on deferrals denominated in shares.

Modifications to Awards

Any award may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee to the extent permitted in the Plan or applicable agreement, or with the participant’s consent.

The Committee may permit a participant to surrender an award in exchange for a new award; however, the Committee may not cancel an outstanding option or SAR that is underwater in exchange for cash or for the purpose of reissuing the option to the participant at a lower exercise price or granting a replacement award of a different type without shareholder approval. Unless following a change in the Company’s capital stock, the exercise price of an option or SAR may not be reduced without shareholder approval.

If an award is subject to Code Section 409A, an award may be modified, replaced or terminated in the discretion of the Committee to the extent necessary to comply with such provision. In addition, in the event that a participant is determined to be a specified employee under Section 409A, any payment upon separation from service will be made or begin, as applicable, on the first day of the first month which is more than six months following the date of separation from service.

The Committee may, in its discretion, cancel all or any portion of an award if the recipient (i) violates any confidentiality, non-solicitation or non-compete obligations or terms in his or her employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement, or (ii) during the period of employment of service, establishes a relationship with a competitor of the Company or engages in activity that is in conflict with or adverse to the interests of the Company, including fraud or conduct contributing to any financial restatement.

Clawbacks

The Committee may require an award recipient to forfeit any or all of the income or other benefit received on the vesting, exercise, or payment of an award (i) if, in its sole discretion, the Committee determines that the recipient violated the Plan’s non-compete or conflict of interest provisions, or (ii) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, and to the extent permitted by applicable law.

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New Plan Benefits

Our Compensation Committee has discretion to select the individuals who will receive awards under the Plan and the amount of any such awards. As a result, the future recipients of awards (and the amounts of those awards) under the Plan, if approved by the shareholders, are not presently determinable. In addition, since our directors and executive officers are eligible to receive awards under the Plan, they have an interest in this proposal.

Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences of awards granted under the Plan to U.S. taxpayers. Tax consequences for any particular individual or transaction may be different.

Non-Qualified Stock Options and Stock Appreciation Rights. A recipient recognizes no taxable income upon the grant of NQSOs or SARs. Upon exercise of either, they will recognize taxable ordinary income equal to the difference between the fair market value of Company stock on the exercise date and the exercise price. Any additional gain or loss recognized upon the subsequent sale or exchange of the stock will be taxed as a short-term or long-term capital gain or loss, as the case may be.

Incentive Stock Options. A recipient recognizes no taxable income upon the grant or exercise of an ISO (except for purposes of the Alternative Minimum Tax, in which case income recognition is the same as for NQSOs). If a recipient exercises an option and sells the shares more than two years after the grant date and more than one year after the exercise date, they will recognize a long-term capital gain or loss equal to the difference between the sale price and the exercise price. If a recipient exercises an option and sells the shares before the end of the 2-year or 1-year holding periods, they will generally recognize: (1) taxable ordinary income equal to the excess of  (i) the fair market value of the shares at exercise (or at sale, if less) over (ii) the exercise price of the option, plus (2) if the sale price exceeds the sum of the exercise price and the amount of the ordinary income recognized as a result of the sale, short-term or long-term capital gain equal to such difference.

Restricted Stock, Stock Units and Performance Awards. A recipient of restricted stock, stock units, performance awards or other awards that are subject to forfeiture prior to vesting generally will recognize no taxable income at the time of grant. As to restricted stock, when the restrictions have lapsed or the performance criteria have been met (upon vesting), the recipient will recognize taxable ordinary income equal to the excess of the fair market value of the Company’s stock on the vesting date over the amount paid, if any, for the shares; however, the recipient may elect to be taxed based on the fair market value of the award at the time of grant. As to stock units or performance awards, when vested shares are issued, the recipient will recognize taxable ordinary income equal to the excess of the fair market value of the Company’s stock on the issuance date over the amount paid, if any, for the shares, or, if the units or awards are settled in cash, equal to the cash paid.

Deferred Compensation. Participants may defer receipt of certain compensation by electing a future distribution date under the terms of an award or program under the Plan. Generally, such deferred compensation becomes taxable when the amounts are distributed. Code Section 409A significantly restricts the ability to defer taxation of compensation, including the deferral of income related to awards granted under the Plan. Any deferral of compensation under the Plan or the terms of an award that does not meet the requirements of Section 409A may cause the recipient to be subject to additional taxation and penalties.

Change in Control. If there is an acceleration of the vesting or payment of benefits or an acceleration of the exercisability of options upon a change in control of the Company, all or a portion of the accelerated benefits may constitute “excess parachute payments” under Section 280G of the Code. The recipient of an excess parachute payment incurs an excise tax of 20% of the amount of the payment in excess of their average annual compensation over the five calendar years preceding the year of the change in control. The Company is not entitled to a deduction for excess parachute payments. The Company does not make gross-up payments to employees in the event Section 280G excise taxes are triggered.

Tax Effect to the Company. The Company will generally receive a tax deduction equal to the taxable ordinary income recognized by a participant from an award granted under the Plan; however, we cannot guarantee that awards will satisfy all Section 162(m) requirements. The Company’s deduction will be taken in the year the recipient recognizes taxable income.

Special rules limit the deductibility of certain compensation paid to the executive officers named in the Summary Compensation Table on page 46. Section 162(m) of the Code does not allow a deduction for compensation taxable to these executives to the extent such compensation exceeds $1 million, unless certain conditions are met. Compensation arising from the exercise of stock options or SARs granted at fair market value is not subject to the $1 million limit. In addition, certain other awards may qualify as performance-based compensation that is exempt from this deduction limit.

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Vote Required to Approve the Amendment

The adoption of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

The Board recommends that you vote FOR the amendment of the Flexible Stock Plan.

4	PROPOSAL FOUR:	Approval of the Amendment and Restatement of the Company’s Discount Stock Plan

We are seeking shareholder approval to amend and restate the Discount Stock Plan (the “DSP”), last approved by our shareholders in 2004 (the “2004 DSP”). The DSP provides eligible employees an opportunity to purchase Company common stock at a 15% discount from market. The Company strongly encourages employee stock ownership in order to align the interests of employees with those of shareholders.

At its meeting on February 25, 2015, the Board of Directors recommended our shareholders approve the amended and restated DSP, set forth in full at Appendix B (the “2015 Restated DSP”), which will increase the number of shares available for purchase by 4 million shares. The Board believes this amendment is necessary to ensure the availability of shares for future purchases by the Company’s employees under the DSP.

Under the 2004 DSP, a total of 23 million shares were authorized for purchase by eligible employees. As of March 5, 2015, 426,804 shares remained available for purchase under the 2004 DSP. The closing market price of our common stock on March 5, 2015 was $45.74.

The 2015 Restated DSP will increase the total authorized shares to 27 million and increase the shares available for purchase to 4.4 million. During the past three years, the Company has issued approximately 650,000 shares under the DSP.

Description of the DSP

The DSP is an “Employee Stock Purchase Plan” under Section 423 of the Code. The following description of the Plan is qualified in its entirety by the full 2015 Restated DSP. If approved by the shareholders, the 2015 Restated DSP will become effective May 5, 2015.

Eligibility for Participation. All employees of the Company, and those U.S. and Canadian subsidiaries designated by the Committee, are eligible to participate in the DSP. However, the Committee may exclude employees: (i) who have been employed for less than two years, (ii) whose customary employment is 20 hours or less per week, (iii) whose customary employment is for not more than five months in any calendar year, and (iv) highly compensated employees (within the meaning of Section 414(q) of the Code). In addition, no employee may purchase shares under the DSP: (i) with a fair market value of more than $25,000 during any calendar year or (ii)  if immediately after the purchase the employee would own 5% or more of the Company’s common stock.

Administration of the DSP. The Committee administering the DSP consists of three or more directors who are intended to qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act. The members of the Committee are appointed by the Board of Directors. Currently, the Compensation Committee of the Board serves as the Committee administering the DSP.

The Committee has authority to (i) determine when and to whom options are granted, (ii) determine the terms and conditions of each Offering, as defined below, (iii) interpret the DSP, (iv) prescribe, amend, and rescind rules and regulations relating to the DSP, and (v) take any other action it considers necessary or appropriate for the administration of the DSP. All determinations made by the Committee are final. The Committee may delegate all or any part of its authority under the DSP, except for benefits granted to individuals who are subject to Section 16 of the Exchange Act.

Offerings under the DSP. The Committee may select one or more dates for the initial granting of any option to purchase shares under the DSP (an “Offering”). The DSP provides that each Offering will begin on a specific date and will continue for an offering period set by the Committee. The Committee has historically set each offering period to coincide with the calendar year.

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Of the approximately 9,500 employees who were eligible for the 2014 Offering, 1,850 employees chose to participate. The Company anticipates similar participation in future offerings.

The Committee determines the terms and conditions of each Offering, including the number of shares offered and the price per share paid by the participant. The Committee has historically set the purchase price at 85% of the fair market value of the shares on the purchase date, although the DSP alternatively allows the price per share to be set at 85% of the fair market value of the shares on the offering date.

Participants can pay for shares through payroll deductions, by separate cash payments or, upon the consent of the Committee, in shares to be valued on the purchase date. Shares are automatically purchased for participants at times determined by the Committee, currently on the last business day of each month. Any balance in the participant’s account after a purchase remains in the account until the Offering is over or the maximum number of shares has been purchased, in which case the balance is refunded to the participant. Participants may withdraw from the DSP at the times and upon the conditions established by the Committee.

Amendment or Termination. The Board may amend or terminate the DSP at any time. The Board may not amend the DSP without shareholder approval if such amendment (i) would cause the DSP to fail to meet the requirements of Section 423 of the Code, (ii) would cause the DSP to fail to meet the requirements of Rule 16b-3, or (iii) would violate applicable law. No such amendment or termination may adversely affect any benefits granted prior to the amendment.

New Plan Benefits

Future purchases under the DSP are not determinable because participation by eligible employees is voluntary, participation depends on each participant’s elections and the restrictions of Section 423 of the Code and the DSP, and the per-share purchase price depends on the value of the Company’s common stock at various future dates. Our executive officers have an interest in this proposal as they would be eligible to participate in the DSP.

Federal Income Tax Consequences

Contributions to the DSP through payroll deductions are made on an after-tax basis. Participants may also make cash contributions up to twice per year with after-tax funds. If a participant sells shares within two years from the Offering Date, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price. Any further gain is a short-term or long-term capital gain. The participant’s early disposition of the shares also entitles the Company to an income tax deduction equal to the amount the participant recognized as ordinary income.

If the participant sells the shares at least two years after the Offering Date, the participant will recognize ordinary income in an amount equal to the lesser of  (i) the actual gain on the sale (the sale price minus the purchase price) or (ii) 15% of the fair market value of the shares on the Offering Date. Any further gain is a long-term capital gain. Any loss is treated as a capital loss. The Company will have no tax consequences.

Vote Required to Approve the Amendment

The adoption of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

The Board recommends that you vote FOR the amendment of the Discount Stock Plan.

5	PROPOSAL FIVE:	Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, Leggett’s shareholders have the opportunity to vote on an advisory resolution on our executive compensation package, commonly known as “Say-on-Pay,” to approve the compensation of Leggett’s named executive officers, as described in the “Executive Compensation” section beginning on page 33. At our 2011 Annual Meeting, shareholders voted in favor of holding future Say-on-Pay votes annually, and, as a result of such vote, the Board determined that the Company will hold a Say-on-Pay vote at each annual meeting.

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Because your vote is advisory, it will not be binding upon the Board; however, the Compensation Committee and the Board has considered and will continue to consider the outcome of the vote when making decisions for future executive compensation arrangements. Each year since Say-on-Pay was implemented, over 90% of the shareholders who voted on the proposal approved the compensation of our named executive officers (with 95% support in 2014).

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The Company’s compensation package uses a mix of cash and equity-based awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our shareholders approve the compensation paid to the Company’s named executive officers as described in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

The Board recommends that you vote FOR the Company’s executive compensation package.

Discretionary Vote on Other Matters

We are not aware of any business to be acted upon at the annual meeting other than the five items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion & Analysis

Our Compensation Committee, consisting of seven independent directors, is committed to creating and overseeing an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. To meet these objectives, the Committee has implemented a compensation package that:

•	Emphasizes performance-based equity over cash compensation.

•	Sets incentive compensation targets intended to drive performance and shareholder value.

•	Balances rewards between short-term and long-term performance to foster sustained excellence.

•	Motivates our executive officers to take appropriate business risks.

This Compensation Discussion and Analysis describes our executive compensation program and the decisions affecting the compensation of our Named Executive Officers (the “NEOs”):

David S. Haffner	Board Chair and Chief Executive Officer (CEO)
Karl G. Glassman	President and Chief Operating Officer (COO)
Matthew C. Flanigan	Executive VP and Chief Financial Officer (CFO)
Perry E. Davis	Senior VP, President—Residential Furnishings Segment
Joseph D. Downes, Jr.	Senior VP, President—Industrial Materials Segment

Executive Summary

The largest component of our executive compensation package, performance stock units (“PSUs”), pay out based on our Total Shareholder Return (“TSR”)(1) relative to approximately 320 peer companies(2) over rolling 3-year periods. Leggett’s cumulative TSR from 2012–2014 was 109%, which placed us in the top 30% of the peer group and resulted in a 157% payout for the 3-year PSUs vesting on December 31, 2014.

The first awards under the Profitable Growth Incentive (“PGI”) vested on December 31, 2014. The PGI is a performance-based equity program with payouts determined by revenue growth(3) and EBITDA margin(4)—two key levers for achieving our long-range TSR goals. Corporate participants received a 137.5% payout for the 2013-2014 period as a result of 5.1% revenue growth and 12.8% EBITDA margin achievement over those two years.

Our executives’ 2014 annual incentive payouts tracked the Company’s operational success in 2014 in which we generated cash flow of  $376 million (versus a target of  $275 million) and 38.2% return on capital employed (versus a target of 35%).(5)

This section provides an overview of our NEOs’ compensation structure, Leggett’s pay practices and the Committee’s compensation risk management. Additional details regarding the NEOs’ pay packages, the Committee’s annual review of the executive officers’ compensation and our equity pay practices are covered in the sections that follow.

(1)	TSR = (Change in Stock Price + Dividends) ÷ Beginning Stock Price; assumes dividends are reinvested.

(2)	The peer group for our PSUs consists of those companies in the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400.

(3)	Revenue growth is the compound annual growth rate of the Company’s (or applicable profit centers’) revenue during the performance period compared to the revenue of the immediately preceding year.

(4)	EBITDA margin equals the cumulative Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) during the performance period divided by the total revenue during the performance period.

(5)	The annual incentive program, including the calculations for cash flow and return on capital employed (ROCE), is described on page 36.

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Total Direct Compensation. The Committee approved the following compensation for the NEOs in 2014:

	Cash		Equity-Based
Name, Title	Base Salary	Annual Incentive	PGI	PSUs	Total Direct Compensation
David S. Haffner, CEO	$1,090,000	$1,643,339	$840,851	$2,958,218	$6,532,408
Karl G. Glassman, COO	810,000	976,131	625,617	1,600,909	4,012,657
Matthew C. Flanigan, CFO	490,000	486,864	314,725	847,271	2,138,860
Perry E. Davis, SVP	352,000	308,352	221,978	443,809	1,326,139
Joseph D. Downes, Jr., SVP	347,300	136,489	223,971	516,889	1,224,649

This table is not a substitute for the Summary Compensation Table (see page 46), but we believe it provides a relevant picture of the Committee’s actions. The Annual Incentive amounts report the award actually earned, based on 2014 performance against the targets established by the Committee. Amounts reported for PSUs and PGI are valued at the grant date fair value of the award, although the ultimate value received by the NEOs could be significantly lower or higher depending upon the Company’s performance.

Structuring the Mix of Compensation. The Committee uses its discretion to determine the appropriate percentage of variable to fixed compensation, as well as the split between cash and equity-based compensation. The ultimate payment and value of the variable elements of their compensation depends on actual performance and could result in no payout if those conditions are not met. The following table shows the key attributes of the 2014 compensation programs used to drive performance and build long-term shareholder value:

Compensation Type	Fixed or Variable	Cash or Equity-Based	Term	Basis for Payment
Base Salary	Fixed	Cash	1 year	Individual responsibilities, performance and experience
Annual Incentive	Variable	Cash	1 year	Return on capital employed, cash flow and individual performance goals
Profitable Growth Incentive	Variable	Equity	2 years	Revenue growth and profit margin
Performance Stock Units	Variable	Equity	3 years	TSR relative to peer group

Sound Pay Practices. The Company’s compensation practices include:

•	Strong emphasis on equity-based compensation to align executive and shareholder interests.

•	Internal pay relationships that reflect our executives’ differences in responsibilities, contributions and market conditions.

•	Stock ownership requirements at five times, three times or two times base salary, depending upon the executive’s title and responsibilities.

•	Use of tally sheets to gauge the total compensation package and potential severance payouts, as well as wealth accumulation analysis to monitor long-term alignment with shareholders.

•	Comparison of base salary and total compensation to market survey data and customized peer group for benchmarking.

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•	Regular analysis of the full compensation program and its components to ensure they do not create an incentive for excessive risk-taking.

•	Clawback policies to recover cash and equity-based incentive compensation in the event of a financial restatement or if the executive engages in activities adverse to the interests of the Company.

•	Double-trigger vesting of all incentive awards (other than legacy stock options) following a change in control.

•	No re-pricing or cash buyouts of options or equity-based awards without shareholder approval.

•	Minimal perquisite compensation and no tax gross-ups.

Additional Investment in Leggett Stock. In addition to having pay packages that are heavily weighted to Leggett equity, for many years our NEOs have voluntarily deferred substantial portions of their cash compensation into Company stock through the Executive Stock Unit Program (the “ESU Program”) and the Deferred Compensation Program. Through participation in these programs, particularly the ESU Program, in which company equity is held until the executive leaves the Company, our NEOs are further invested in the long-term success of the Company.

Managing Compensation Risk. The Committee annually reviews whether our executive compensation policies and practices (as well as those that apply to our employees generally) are appropriate and whether they create risks or misalignments that are reasonably likely to have a material adverse effect on the Company.

We believe that our compensation programs align our employees’ incentives for risk taking with the long-term best interests of our shareholders. We mitigate risk by allocating incentive compensation across multiple components. This structure reduces the incentive to take excessive risk because it:

•	Rewards achievement on a balanced array of performance measures, minimizing undue focus on any single target.
•	Stresses long-term performance, discouraging short-term actions that might endanger long-term value.
•	Combines absolute and relative performance measures.

Additional safeguards, such as stock ownership guidelines, caps on incentive payouts and clawback policies, further balance risk and reward.

Impact of 2014 Say-on-Pay Vote. At our annual meeting of shareholders held on May 7, 2014, 95% of the shareholders who voted on the Say-on-Pay proposal approved the compensation of our NEOs. The Committee believes that this shareholder vote strongly endorses the Company’s compensation philosophy and programs. The Committee took this support into account as one of many factors it considered in connection with the discharge of its responsibilities (as described in this Compensation Discussion and Analysis) in exercising its judgment in establishing and overseeing our executive compensation arrangements throughout the year.

Our Compensation Components and Programs

Base Salary. Base salary is the only fixed portion of our NEOs’ compensation package. Salary levels are intended to reflect specific responsibilities, performance and experience, while taking into account market compensation levels for comparable positions. Although base salary makes up less than one-fourth of our NEOs’ aggregate compensation, it’s the foundation for the total package, since the variable compensation components are set as percentages of base salary:

Name	Base Salary	Annual Incentive: Target Percentage of Base Salary	PGI Awards: Target Percentage of Base Salary(1)	PSU Awards: Target Percentage of Base Salary(1)
David S. Haffner	$1,090,000	115%	77%	275%
Karl G. Glassman	810,000	90%	77%	200%
Matthew C. Flanigan	490,000	80%	64%	175%
Perry E. Davis	352,000	60%	64%	130%
Joseph D. Downes, Jr.	347,300	50%	64%	150%

(1)	The methods for valuing and calculating the PGI and PSU awards are described in the Equity-Based Awards section on page 38.

The Committee reviews and determines the NEOs’ base salaries (along with the rest of their compensation package) during the annual review, which is discussed on page 42.

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Annual Incentive. Our NEOs earn their annual incentive, a cash bonus paid under the Key Officers Incentive Plan (the “Incentive Plan”), based on achieving certain performance targets for the year.

Our executive officers are divided into two groups under the Incentive Plan depending upon their areas of responsibility: (i) corporate participants (Mr. Haffner, Mr. Glassman and Mr. Flanigan), whose performance criteria and payouts are based on the Company’s overall results, and (ii) profit center participants (Mr. Davis and Mr. Downes) whose performance targets are set for the operations under their control. The NEOs also have individual performance goals (“IPGs”) as part of their annual incentive.

Each executive officer has a target incentive amount—the amount received if he achieved exactly 100% of all performance goals. The target incentive amount is the officer’s base salary multiplied by his target incentive percentage. At the end of the year, the target incentive amount is multiplied by the payout percentages for the various performance metrics (each with its own weighting) to determine the annual incentive payout. The annual incentive payout is calculated as follows and more fully described below:

Performance Metrics. For the 2014 annual incentive, the Committee selected two performance metrics for corporate participants and two for profit center participants, in addition to the IPGs:

Performance Measures	Relative Weight
Return on Capital Employed(1)	60%
Cash Flow(2)	20%
Individual Performance Goals	20%

(1)	Return on Capital Employed (ROCE) = Earnings Before Interest and Taxes (EBIT) ÷ quarterly average of Net Plant Property and Equipment (PP&E) and Working Capital (excluding cash and current maturities of long-term debt).

(2)	For corporate participants (Haffner, Glassman and Flanigan): Cash Flow = Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) – Capital Expenditures +/- Change in Working Capital (excluding cash and current maturities of long-term debt) + Non-Cash Impairments. For profit center participants (Davis and Downes), the same formula is used, except (i) EBITDA is adjusted for currency effects and (ii) change in working capital excludes balance sheet items not directly related to ongoing activities.

The Committee chose ROCE as the primary incentive target to improve earnings and maximize returns on key assets while reducing inventory, increasing production and managing working capital. The annual incentive is also based upon cash flow, which is critical to fund the Company’s dividend, capital expenditures and ongoing operations. The 2014 award formula provided that the ROCE and cash flow calculations will be adjusted for all items of gain, loss or expense (i) from non-cash impairments; (ii) related to loss contingencies identified in the Company’s 2013 10-K; (iii) that are extraordinary, unusual in

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nature or infrequent in occurrence; (iv) related to the disposal of a segment of a business; or (v) related to a change in accounting principle. Profit center participants are also subject to an adjustment ranging from a potential 5% increase for exceptional safety performance to a 20% deduction for their operations’ failure to achieve safety, audit and environmental standards.

Individual Performance Goals. In addition to the financial metrics described above, the annual incentive includes IPGs that are tailored to each executive’s responsibilities and aligned with the Company’s strategic goals.

The executive officers proposed goals for their respective operations, which were reviewed by Mr. Haffner. The Committee then evaluated the proposals and worked with Mr. Haffner to develop his IPGs. The 2014 IPGs covered the following areas of responsibility:

Name	Individual Performance Goals
David S. Haffner	Emerging markets expansion, business unit portfolio management
Karl G. Glassman	Business unit portfolio management, margin enhancement, revenue growth, internal audit compliance, leadership development
Matthew C. Flanigan	Working capital management, corporate allocations forecasting, information technology initiatives, leadership development
Perry E. Davis	Acquisition objectives, growth of targeted businesses, succession planning
Joseph D. Downes, Jr.	Divestiture of targeted business, growth and profitability of targeted businesses, working capital management

The Committee evaluated the executives’ achievement of the 2014 IPGs at its February 2015 meeting, using the performance scale detailed in the tables below.

Targets and Payout Schedules. Upon selecting the metrics and IPGs, the Committee established performance achievement targets and payout schedules. In setting the payout schedules, the Committee evaluated various payout scenarios before selecting one that strikes a balance between accountability to shareholders and motivation for participants. The payout for each portion of the annual incentive is capped at 150%. The NEOs’ receipt of their annual incentive ultimately depends upon how well they perform against the targets.

2014 Corporate Payout Schedule
ROCE (1)		Cash Flow (1)(millions)		Individual Performance Goals (1–5 scale)
Achievement	Payout	Achievement	Payout	Achievement	Payout
<30%	0%	<$200	0%	1 – Did not achieve goal	0%
30%	50%	200	50%	2 – Partially achieved goal	50%
32.5%	75%	237.5	75%	3 – Substantially achieved goal	75%
35%	100%	275	100%	4 – Fully achieved goal	100%
37.5%	125%	312.5	125%	5 – Significantly exceeded goal	up to 150%
40%	150%	350	150%

2014 Profit Center Payout Schedule
ROCE and Free Cash Flow (1)(Relative to Target)		Individual Performance Goals (1–5 scale)
Achievement (2)	Payout	Achievement	Payout
<80%	0%	1 – Did not achieve goal	0%
80%	60%	2 – Partially achieved goal	50%
90%	80%	3 – Substantially achieved goal	75%
100%	100%	4 – Fully achieved goal	100%
110%	120%	5 – Significantly exceeded goal	up to 150%
120%	140%
125%	150%

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(1)	The 2014 results for corporate participants (Mr. Haffner, Mr. Glassman and Mr. Flanigan) were 38.2% ROCE (resulting in a 132% payout) and $376 million of cash flow (resulting in a 150% payout). As a profit center participant, Mr. Davis’ target for a 100% payout for his segment’s ROCE was 30.6% (40.8% actual), and the free cash flow target was $125.6 million ($196.2 million actual in 2014). Mr. Downes’ ROCE target was 31.9% (27.9% actual), and his free cash flow target was $49.1 million ($54.2 million actual).

The following table provides the details of the 2014 annual incentive payouts for our NEOs:

Name	Target Incentive Amount				Weighted Payout Percentage					Annual Incentive Payout
David S. Haffner	$1,253,500			×	131.1%				=	$1,643,339
	Salary	×	Target %		Metric	Payout %	×	Weight
	$1,090,000		115%		ROCE	132%		60%
					Cash Flow	150%		20%
					IPGs	109.4%		20%
Karl G. Glassman	$729,000			×	133.9%				=	$ 976,131
	Salary	×	Target %		Metric	Payout %	×	Weight
	$ 810,000		90%		ROCE	132%		60%
					Cash Flow	150%		20%
					IPGs	123.7%		20%
Matthew C. Flanigan	$392,000			×	124.2%				=	$ 486,864
	Salary	×	Target %		Metric	Payout %	×	Weight
	$ 490,000		80%		ROCE	132%		60%
					Cash Flow	150%		20%
					IPGs	75%		20%
Perry E. Davis	$211,200			×	146.0%				=	$ 308,352
	Salary	×	Target %		Metric	Payout %	×	Weight
	$ 352,000		60%		ROCE	150%		60%
					FCF	150%		20%
					IPGs	130%		20%
					0% Compliance Adjustment
Joseph D. Downes, Jr.	$173,650			×	78.6%				=	$ 136,489
	Salary	×	Target %		Metric	Payout %	×	Weight
	$ 347,300		50%		ROCE	75%		60%
					FCF	121%		20%
					IPGs	59.1%		20%
					-3% Compliance Adjustment

Equity-Based Awards. In 2014, we granted performance stock units and Profitable Growth Incentive awards to our NEOs and other senior managers. The PSUs and PGI awards tie our executive officers’ pay to the Company’s performance and shareholder returns. The payouts from these equity-based awards reflect our philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. The application of Mr. Haffner’s PSU and PGI award percentages resulted in his target long-term incentive opportunity for 2014 being weighted 78% on PSUs and 22% on PGI; the average for the remaining NEOs was 71% PSUs and 29% PGI.

Performance Stock Units. Leggett’s long-term strategic plan emphasizes the Company’s Total Shareholder Return (“TSR”) performance versus peer companies. The Committee grants PSUs to a small group of senior managers, including the NEOs, to drive and reward those results. The PSU grants are set by multiplying the executive’s base salary by the PSU award percentage (see table on page 35). The PSU percentages are set by the Committee with the intent to place our long-term incentive compensation near the market median.

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The PSUs have a three-year performance period, and the payout is based on Leggett’s three-year TSR relative to the TSR of all the companies in the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400 (about 320 companies). Although Leggett is a member of the S&P 500, our market capitalization is significantly below that group’s median, so the Committee included the S&P Midcap 400 in the group as well. In addition, nearly all of our business units fall into these industry sectors. At the end of the three-year performance period, a percentage of each officer’s PSU base award is payable depending on Leggett’s TSR rank within the group.

PSU Payout Schedule
(based on Peer Group TSR)

Performance Level	Percentile Rank	Payout %
Threshold	25th	25%
Target	50th	75%
Maximum	> 75th	175%

The PSU awards granted in January 2012 vested on December 31, 2014. Leggett’s TSR for that three-year period was in the 71st percentile of the peer group, resulting in a payout of 157% of the base award. Our TSR ranks in the 69th percentile for the 2013 PSU awards with one year remaining in the performance period, and our TSR for the 2014 PSU awards ranks in the 94th percentile with two years remaining. The PSUs are paid out 35% in cash and 65% in Company stock, although the Company reserves the right to pay up to 100% in cash.

Profitable Growth Incentive. Leggett’s long-term strategic plan also focuses on the Company’s long-term revenue growth while improving profit margins. The Committee established the Profitable Growth Incentive (“PGI”) in 2013 as a performance-based equity program that provides additional incentive to our senior management, including the NEOs, to drive and reward those results. The PGI awards replaced the annual option grants which had been part of our NEOs’ compensation package for many years. Our plan for achieving the Company’s TSR goals stresses growing revenues while improving margins, and the PGI is a targeted pay-for-performance tool intended to drive those results.

PGI awards are set by multiplying the executive’s base salary by the PGI award percentage, similar to the PSU grants (see table on page 35). The PGI percentages are set by the Committee and were initially established by converting the grant date value of the executives’ 2012 option awards, such that their total long-term incentive compensation remained near the market median.

The PGI awards are issued as stock units that vest over a 2-year performance period with payouts based on a matrix of revenue growth and EBITDA margin. The threshold achievement for revenue growth is the projected GDP growth of our primary geographic markets, and the EBITDA margin scale is based upon the Company’s prior three-year average. When these metrics are taken in combination, the PGI payout scale rewards growth at or above GDP while maintaining or improving historical margins.

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For the PGI awards granted in 2014, the payout schedule for our Corporate Participants (Mr. Haffner, Mr. Glassman and Mr. Flanigan) is:

EBITDA Margin(1)	Payout Percentage
17.4%	250%
16.4%	213%	250%
15.4%	175%	213%	250%
14.4%	138%	175%	213%	250%
13.4%	100%	138%	175%	213%	250%
12.4%	75%	100%	138%	175%	213%	250%
11.4%	50%	75%	100%	138%	175%	213%	250%
10.4%	25%	50%	75%	100%	138%	175%	213%	250%
	3.1%	4.1%	5.1%	6.1%	7.1%	8.1%	9.1%	10.1%
	Revenue Growth(2)

Each of the Profit Center Participants has his own payout matrix based upon the operations for which they are responsible. Mr. Davis’ payout matrix is structured in the same manner as shown above, but is based on an EBITDA margin range of 11.0% to 18.0% and a revenue growth range of 3.2% to 10.2%; Mr. Downes’ payout matrix is based on an EBITDA margin range of 9.3% to 16.3% and a revenue growth range of 2.8% to 9.8%.

(1)	EBITDA margin equals the cumulative Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) during the performance period divided by the total revenue during the performance period.

(2)	Revenue growth is the compound annual growth rate of the Company’s (or applicable profit centers’) revenue during the performance period compared to the revenue of the immediately preceding year. The Revenue Growth rate is subject to adjustment by the difference (positive or negative) between the forecast GDP growth (set prior to the PGI awards) and the actual GDP growth (determined at the end of the performance period), but such adjustment will be made only if the difference is greater than ±1.0%. The forecast GDP growth for the 2014–2015 performance period is 3.1%, representing the weighted average GDP growth in the primary geographies where the Company does business, using data from the International Monetary Fund’s January 2014 World Economic Outlook Update.

The calculation of revenue growth and EBITDA margin include results from businesses acquired during the performance period. Revenue Growth and EBITDA margin exclude results for any businesses divested during the performance period, and the divested businesses’ revenue is deducted from base revenue used to calculate the growth rate. EBITDA results will be adjusted to eliminate gain, loss or expense (i) from non-cash impairments; (ii) related to loss contingencies identified in the Company’s 2013 10-K; (iii) that are extraordinary, unusual in nature or infrequent in occurrence; (iv) related to the disposal of a segment of a business; or (v) related to a change in accounting principle. Fifty percent of the vested PGI awards will be paid out in cash, and the Company intends to pay out the remaining 50% in shares of the Company’s common stock, although the Company reserves the right to pay up to 100% in cash.

The PGI awards granted in 2013 vested on December 31, 2014. Corporate participants received a 137.5% payout for 2013–2014 as a result of 5.1% revenue growth and 12.8% EBITDA margin achievement over those two years. Mr. Davis received a PGI payout of 250% for the profit centers for which he is responsible, and Mr. Downes received no payout as his profit centers failed to meet the revenue growth threshold.

Restricted Stock Units. In connection with the employment agreements the Company entered into with Mr. Haffner, Mr. Glassman and Mr. Flanigan in 2013, each was awarded restricted stock units (“RSUs”) that vested 25% on the date of their agreements and 25% on each of the next three anniversaries. The Committee used these stand-alone awards to retain these key executives during a crucial period in the execution of our strategic plan. These are the only outstanding time-vested RSUs the Company has granted to the NEOs—all other equity awards are performance based.

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Other Compensation Programs. The NEOs have voluntarily deferred substantial portions of their cash compensation into Company equity through the Executive Stock Unit Program and the Deferred Compensation Program for many years, building an additional long-term stake in the Company. The Company also provides a 401(k) and non-qualified excess plan in which some of our executives choose to participate.

Executive Stock Unit Program. All our NEOs have significant holdings in the ESU Program, our primary executive retirement plan. These accounts are held until the executives terminate employment.

The ESU Program is a non-qualified retirement program that allows executives to make pre-tax deferrals of up to 10% of their compensation into diversified investments. We match 50% of the executive’s contribution in Company stock units and may match up to an additional 50% if the Company meets annual ROCE targets linked to the Incentive Plan. The Company makes an additional 17.6% contribution to the diversified investments acquired with executive contributions and to Leggett stock units acquired with Company matching funds. Matching contributions vest once employees have participated in the ESU Program for five years. Leggett stock units held in the ESU Program accrue dividends, which are used to acquire additional stock units at a 15% discount.

Deferred Compensation Program. The Deferred Compensation Program allows key managers to defer salary, incentive awards and other cash compensation in exchange for any combination of the following:

•	Stock units with dividend equivalents, acquired at a 20% discount to the fair market value of our common stock on the dates the compensation or dividends otherwise would have been paid.

•	At-market stock options with the underlying shares of common stock having an initial market value five times the amount of compensation forgone, with an exercise price equal to the closing market price of our common stock on the last business day of the prior year.

•	Cash deferrals with an interest rate intended to be slightly higher than otherwise available for comparable investments.

Participants who elect a cash or stock unit deferral can receive distributions in a lump sum or in annual installments. Distribution payouts must begin no more than 10 years from the effective date of the deferral and all amounts subject to the deferral must be distributed within 10 years of the first distribution payout. Participants who elect at-market stock options, which have a 10 year term, may exercise them approximately 15 months after the start of the year in which the deferral was made.

Retirement K and Excess Plan. The Company’s defined benefit Retirement Plan was frozen in 2006 (see description on page 52). Employees who had previously participated in the Retirement Plan were offered a replacement benefit: a tax-qualified defined contribution Section 401(k) Plan (the “Retirement K”). The Retirement K includes an age-weighted Company matching contribution designed to replicate the benefits lost by the Retirement Plan freeze.

Many of our officers cannot fully participate in the Retirement K due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act, or as a result of their participation in the Deferred Compensation Program. Consequently, we maintain a non-qualified Retirement K Excess Plan which permits affected executives to receive the full matching benefit they would otherwise have been entitled to under the Retirement K. Amounts earned in the Retirement K Excess Plan are paid out in cash no later than March 15 of the following year and are eligible for the Deferred Compensation Program.

Perquisites and Personal Benefits. The Committee believes perquisites should not be a significant part of our executive compensation program. In 2014, perquisites were less than 1% of each NEO’s total compensation. Accordingly, we believe these benefits are appropriate when viewed in the overall context of our executive compensation program.

How Compensation Decisions Are Made

The Committee uses its informed judgment to determine the appropriate type and mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The Committee may delegate its duties and responsibilities to one or more Committee members or Company officers, as it deems appropriate, but may not delegate authority to non-members for any action involving executive officers. The Committee reports its actions to the Board at each Board meeting. The full Board must review and approve certain actions, including employment and severance benefit agreements and amendments to stock plans.

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The Committee has the authority to engage its own external compensation consultant as needed and engaged Meridian Compensation Partners, LLC as its independent consultant beginning in 2012. The Company conducted a conflict of interest assessment prior to the Committee engaging Meridian (and on an annual basis thereafter), which verified, in the Committee’s judgment, Meridian’s independence and that no conflicts of interest existed. Meridian does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible.

The Committee engaged Meridian to perform a competitive review of the Company’s executive pay programs in comparison to market levels. Meridian also advised on selecting a peer group of companies for executive compensation benchmarking, provided comparative data for the annual executive compensation review described below, and assisted with other compensation matters as requested. Representatives from Meridian also attend Committee meetings on request.

John Moore, Senior VP—Chief Legal & HR Officer, also provides compensation data, research and analysis that the Committee may request. In addition to Mr. Moore, the Committee invites Mr. Haffner, our Board Chair and CEO, to attend Committee meetings; however, the Committee meets in executive session without management present to discuss Mr. Haffner’s performance, set his compensation and discuss other matters.

Mr. Haffner recommends to the Committee compensation levels for the other executive officers, including salary increases, annual incentive targets and equity award values, based on his assessment of each executive’s performance and level of responsibility. The Committee evaluates Mr. Haffner’s recommendations and accepts or makes adjustments as it deems appropriate.

The Annual Review and Use of Compensation Data

The Committee performs the executive compensation annual review in March of each year. During the annual review, the Committee evaluates the four primary elements of the annual compensation package for executive officers: base salary, annual incentive, performance stock units and the Profitable Growth Incentive. Based on this review, the Committee approves any base salary increases and sets the annual incentive target percentage for each executive officer. As discussed above, increases to base salary affect all four elements of the compensation package, because the variable compensation elements (annual incentive, PSUs and PGI) are each set as a percentage of base salary. The Committee also reviews the equity award percentages at its November meeting, then the Committee approves the PSU awards on the first business day of the year and the PGI awards at its February meeting.

Prior to the annual review, the Committee reviews the total compensation package for the preceding year as described in the proxy statement. This review includes secondary compensation elements, such as voluntary equity plans and retirement plans, as well as potential payments upon termination or change in control. Decisions about secondary and post-termination compensation elements are made at various times throughout the year as the plans or agreements giving rise to the compensation are reviewed.

In connection with the 2014 annual review, the Committee evaluated the following data presented by Mr. Moore and Meridian to consider each executive’s compensation package in the context of past decisions, internal pay relationships and the external market:

•	Compensation data from the executive compensation peer group proxy filings and two general industry surveys published by national consulting firms (described more fully below).

•	Current annual compensation for each executive officer.

•	The potential value of each executive officer’s compensation package under three Company performance scenarios (threshold, target and outstanding performance).

•	The cash-to-equity ratio and fixed-to-variable pay ratio of each executive officer’s compensation package.

•	Compliance with our stock ownership requirements.

•	A summary of each executive’s accumulated wealth from outstanding equity awards, including a sensitivity analysis of the impact of changes in our stock price.

Among the factors the Committee considers when making compensation decisions is the compensation of our NEOs relative to the compensation paid to similarly-situated executives in our markets. We believe, however, that a benchmark should be just that—a point of reference for measurement, not the determinative factor for our executives’ compensation. Because the comparative compensation information is just one of several analytic tools that are used in setting executive compensation, the Committee has discretion in determining the nature and extent of its use.

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Benchmarking Against Peer Companies. In 2014, the Committee again used a peer group to provide additional insight into company-specific pay levels and practices. The Committee evaluates market data provided by compensation surveys, and views the use of a peer group as an additional reference point when reviewing the competitiveness of NEO pay levels.

In developing the peer group in 2012, the Committee directed Meridian to focus on companies in comparable industries with a similar size and scope of business operations as Leggett. Additionally, the Committee considered companies that would be likely sources for executive talent and business customers. The Committee approved a final group comprised of 19 U.S.-based diversified manufacturing companies that generally ranged between 50% and 200% Leggett’s revenue and market value. Leggett remains near the median of the peer group’s revenue size and market value.

In 2014, the Committee reviewed the peer group used in 2012 and 2013, and approved those same companies for use in 2014 (excluding Gardner Denver, Inc., which went private in 2013):

American Axle & Manufacturing Holdings	Mohawk Industries, Inc.
Armstrong World Industries	Mueller Industries
BorgWarner, Inc.	Owens Corning
Carlisle Companies, Inc.	Pall Corp.
Cooper Tire & Rubber Co.	Pentair, Inc.
Donaldson Companies, Inc.	Tempur Sealy International, Inc.
Harman International Industries	Tenneco, Inc.
Kennametal, Inc.	Terex Corp.
Lennox International, Inc.	Timken Co.

The Committee plans to review the composition of the peer group annually to ensure these companies remain relevant for comparative purposes.

Compensation Survey Data. The Committee used broad-based compensation surveys published by Towers Watson (“U.S. Compensation Data Bank—General Industry”) and Aon Hewitt (“TCM Total Compensation by Industry—Executive, United States”) to develop a balanced picture of the compensation market.

We sought the largest sample size possible from each survey, given that the validity of data increases with sample size. The Committee uses data from a broad base of companies that most closely match the NEOs’ job descriptions. The industry groups and sample sizes of the surveys with respect to the NEO positions were as follows:

	Towers Watson	Aon Hewitt
Survey Group	All industries, $4.4 billion in revenue	Manufacturing only, $3.4 billion median revenue

	Companies in Survey Group by Position
CEO	112	44
COO	46	18
CFO	110	45
SVP, Segment Head 1	134*	96*
SVP, Segment Head 2	86**	65**

*	Business units with $1.2 billion median revenue	*	Business units with $1.5 billion median revenue
**	Business units with $600 million median revenue	**	Business units with $750 million median revenue

The Committee used the peer group and compensation surveys to get a general sense of the competitive market. These sources generally showed our executive officers’ compensation was in line with the Committee’s philosophy of paying somewhat below market median for base salaries with the potential to move above the median with outstanding results under variable compensation programs (annual incentive, PSUs and PGI).

Additional Considerations. Although the Committee views benchmarking data as a useful guide, it gives significant weight to (i) the mix of fixed to variable pay, (ii) the ratio of cash to equity-based compensation, (iii) internal pay equity, and (iv) individual responsibilities and merit when establishing base salaries, annual incentive percentages and equity award percentages. While the Committee monitors these pay relationships, it does not target any specific pay ratios.

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The Committee also considers the Company’s merit increase budget for all salaried U.S. employees in determining salary increases for executive officers. The 2014 merit increase budget of 2.75% was based on the Consumer Price Index, other national economic data and our own business climate.

In connection with the 2014 annual review, the Committee took the following actions:

•	Raised NEO base salaries by a range of 3 to 5%, including Mr. Haffner’s 3% increase to $1,090,000. The annual incentive target percentages for all NEOs were unchanged from 2013.

•	Established the award formula for the annual incentive plan’s corporate and profit center participants, upon determining that the payout range (threshold, target and maximum) was consistent with the Company’s full-year sales and earnings projections. Company-wide targets for our corporate participants in 2014 were $275 million cash flow and 35% return on capital employed.

•	Approved the executive officers’ 2014 Individual Performance Goals, stressing specific and measurable targets that are expected to lead to improvements with long-term returns.

Equity Grant Practices

The Committee discussed potential equity-based awards at length at its November 2013 meeting, and then approved the final 2014 PSU grants during a telephone meeting on the first business day of the year. The PGI awards were approved at the Committee’s February meeting. The Committee does not approve equity-based awards when aware of material inside information.

Performance of Past Equity Awards. The Committee monitors the value of past equity-based awards to gain an overall assessment of how current compensation decisions fit with past practices and to determine the executive’s accumulated variable compensation. However, the Committee does not increase current-year equity-based awards, or any other aspect of the NEOs’ compensation, to adjust for the below-expected performance of past equity-based awards.

Clawback Provisions. All equity-based awards are subject to a clawback provision included in our Flexible Stock Plan which allows the Committee to recover any benefits received on the vesting, exercise or payment of any award if the employee violates any confidentiality, non-solicitation or non-compete obligations, or engages in activity adverse to the interests of the Company, including fraud or conduct contributing to any financial restatement. In addition, the award documents for our PSU and PGI programs include clawback provisions triggered if the Company is required to restate previously reported financial results.

Executive Stock Ownership Guidelines. The Committee believes executive officers should maintain a meaningful ownership stake in the Company to align their interests with those of our shareholders. We expect executive officers to attain the following levels of stock ownership within five years of appointment and to maintain those levels throughout their employment.

Board Chair and CEO	5X base salary
COO, CFO	3X base salary
All other Executive Officers	2X base salary

Shares of the Company’s stock owned outright, stock units and net shares acquirable upon the exercise of deferred compensation stock options count toward satisfying the ownership totals. A decline in the stock price can cause an executive officer who previously met the threshold to fall below it temporarily. An executive officer who has not met the ownership requirement, or falls below it due to a stock price decline, must hold any net shares acquired upon the exercise of stock options or vesting of stock units until he meets the ownership threshold. As of December 31, 2014, all of our NEOs were in compliance with their stock ownership requirements with holdings well in excess of these threshold levels.

Employment and Change in Control Agreements

On the Committee’s recommendation, the Board entered into renewed employment agreements with Mr. Haffner, Mr. Glassman and Mr. Flanigan in March 2013, with the aim of keeping these members of our senior executive team in place through the annual shareholder meeting in 2017. In connection with the renewed agreements, Mr. Glassman was appointed President and Chief Operating Officer, and Mr. Flanigan was appointed Executive Vice President and Chief Financial Officer. The termination provisions of these employment agreements are described on page 54.

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In March 2013, the Company also entered into amended severance benefit agreements with Mr. Haffner and Mr. Glassman and entered into a new severance benefit agreement with Mr. Flanigan. These agreements eliminated the excise tax gross-ups included in the previous agreements. They are designed to protect both the executive officers’ and the Company’s interests in the event of a change in control of the Company. The material terms and conditions of these agreements and the Company’s potential financial obligations arising from these agreements are described on page 54. The Company does not offer severance benefits to any other NEOs.

The benefits provided under the severance benefit agreements do not impact the Committee’s decisions regarding other elements of the executive officers’ compensation. Because these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1 million paid to certain executive officers. While the Company takes reasonable and practical steps in an effort to minimize compensation that exceeds the $1 million cap, in some circumstances the Committee may determine the best form of compensation for the intended purpose may be one that is not tax-deductible under Section 162(m), such as the inclusion of IPGs in the annual incentive program.

In 2014, the Company paid some compensation to Mr. Haffner and Mr. Glassman that was not deductible for federal income tax purposes and exceeded the $1 million threshold. The non-deductible compensation resulted from base salary, payouts of previously deferred compensation, the vesting of service-based RSUs, and the IPG portion of the annual incentive.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

R. Ted Enloe, III (Chair)

Robert E. Brunner

Manuel A. Fernandez

Richard T. Fisher

Joseph W. McClanathan

Judy C. Odom

Phoebe A. Wood

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Summary Compensation Table

The following table reports the total 2014 compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers as of December 31, 2014. Collectively, we refer to these five executives as the “Named Executive Officers” or “NEOs.”

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value; Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (1)(5)	Total
David S. Haffner, Board Chair and Chief Executive Officer	2014	$1,081,923	$3,799,069		$1,643,339	$98,078	$620,286	$7,242,695
	2013	1,041,154	5,092,172		1,318,051	31,195	558,735	8,041,307
	2012	986,923	2,869,074	$588,430	1,385,339	89,117	454,244	6,373,127
Karl G. Glassman, President and Chief Operating Officer	2014	804,231	2,226,526		976,131	101,242	494,166	4,602,296
	2013	775,769	3,475,724		773,882	27,238	318,623	5,371,236
	2012	739,231	1,564,787	441,294	807,394	69,012	268,332	3,890,050
Matthew C. Flanigan, Executive VP and Chief Financial Officer	2014	486,538	1,161,996		486,864	39,489	306,425	2,481,312
	2013	467,154	2,295,872		404,926	11,993	274,038	3,453,983
	2012	436,154	798,749	214,554	415,069	31,644	260,837	2,157,007
Perry E. Davis,(6) Senior VP, President— Residential Furnishings Segment	2014	348,077	665,787		308,352	41,187	107,962	1,471,365
Joseph D. Downes, Jr., Senior VP, President— Industrial Materials Segment	2014	345,154	740,860		136,489	14,213	148,093	1,384,809
	2013	335,923	716,149		152,100	7,224	158,236	1,369,632
	2012	326,923	521,596	163,459	171,245	11,221	69,684	1,264,128

(1)	Amounts reported in these columns include cash compensation (base salary, non-equity incentive plan compensation and certain other cash items) that was deferred into the ESU Program (to acquire diversified investments) and/or the Deferred Compensation Program (to acquire, at the NEO’s election, an interest-bearing cash deferral or Leggett stock units), as follows:

				Deferred Compensation Program
Name	Year	Total Cash Compensation Deferred	ESU ($)	Cash Deferral ($)	Stock Units (#)
David S. Haffner	2014	$ 1,558,350	$ 269,639	$ 625,000	23,737
	2013	1,308,888	233,145	500,000	23,275
	2012	562,873	234,450		12,874
Karl G. Glassman	2014	975,233	175,233		25,924
	2013	352,200	152,200		8,130
	2012	251,907	151,907		5,569
Matthew C. Flanigan	2014	679,810	94,535		17,394
	2013	587,818	84,448		19,804
	2012	588,530	82,381		21,635
Perry E. Davis	2014	137,794	62,861	74,933
Joseph D. Downes, Jr.	2014	490,472	13,652	150,000	8,993
	2013	498,432	15,203	120,000	14,508
	2012	147,090	47,090	100,000

See the Grants of Plan-Based Awards Table on page 49 for further information on Leggett equity-based awards received in lieu of cash compensation in 2014.

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(2)	Amounts reported in this column reflect the grant date fair value of the PSU awards, Profitable Growth Incentive awards (which replaced option grants in 2013) and Restricted Stock Unit awards, as detailed in the table below. The Restricted Stock Unit awards were made in connection with the four-year employment agreements signed by Mr. Haffner, Mr. Glassman and Mr. Flanigan in March 2013 and are not recurring, annual grants. For a description of the assumptions used in calculating the grant date fair value, see Note L of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The potential maximum fair value of the PSU awards and the PGI awards on the grant date are also included in the table below.

Name	Year	PSU Awards: Grant Date Fair Value	PSU Awards: Potential Maximum Value at Grant Date	PGI Awards: Grant Date Fair Value	PGI Awards: Potential Maximum Value at Grant Date	RSU Awards: Grant Date Fair Value
David S. Haffner	2014	$2,958,218	$5,176,881	$840,851	$2,102,126
	2013	2,782,770	4,869,848	780,402	1,951,004	$1,529,000
	2012	2,869,074	5,020,880
Karl G. Glassman	2014	1,600,909	2,801,590	625,617	1,564,043
	2013	1,515,240	2,651,670	584,384	1,460,960	1,376,100
	2012	1,564,787	2,738,378
Matthew C. Flanigan	2014	847,271	1,482,725	314,725	786,812
	2013	785,220	1,374,135	287,452	718,630	1,223,200
	2012	798,749	1,397,811
Perry E. Davis	2014	443,809	776,665	221,978	554,946
Joseph D. Downes, Jr.	2014	516,889	904,555	223,971	559,928
	2013	501,630	877,853	214,519	536,297
	2012	521,596	912,793

(3)	Option awards were discontinued in 2013 and were replaced by Profitable Growth Incentive awards to our NEOs and senior managers. Amounts reported in this column for 2012 represent the grant date fair value of the stock options calculated using the Black-Scholes option valuation model. For a description of the assumptions used in calculating the grant date fair value of these options, see Note L of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(4)	Amounts reported in this column for 2014 are set forth below.

Name	Change in Pension Value (a)	ESU Program (b)	Deferred Stock Units (c)	Total
David S. Haffner	$53,349	$21,721	$23,008	$98,078
Karl G. Glassman	59,867	24,459	16,916	101,242
Matthew C. Flanigan	24,918	7,451	7,120	39,489
Perry E. Davis	34,648	6,539		41,187
Joseph D. Downes, Jr.	—	9,401	4,812	14,213

(a)	Change in the present value of the NEO’s accumulated benefits under the defined benefit Retirement Plan, as described on page 52.

(b)	15% discount on dividend equivalents for stock units held in the ESU Program, as described on page 41.

(c)	20% discount on dividend equivalents for stock units held in the Deferred Compensation Program, as described on page 41.

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(5)	Amounts reported in this column for 2014 are set forth below:

Name	ESU Program (a)	Deferred Stock Units (b)	Retirement K Matching Contributions (c)	Retirement K Excess Payments (c)	Life and Disability Insurance Benefits	Perks (d)	Total
David S. Haffner	$345,473	$165,928	$9,360	$88,711	$10,814	—	$620,286
Karl G. Glassman	225,026	200,000	9,360	54,725	5,055	—	494,166
Matthew C. Flanigan	123,002	146,319	9,360	25,674	2,070	—	306,425
Perry E. Davis	81,525	—	9,360	14,271	2,806	—	107,962
Joseph D. Downes, Jr.	56,688	81,705	—	—	9,700	—	148,093

(a)	This amount represents the Company’s matching contributions under the ESU Program, the additional 17.6% contribution for diversified investments acquired with employee contributions and the 15% discount on Leggett stock units acquired with Company matching contributions.

(b)	This amount represents the 20% discount on stock units acquired with employee contributions to the Deferred Compensation Program.

(c)	The Retirement K and Retirement K Excess Plan are described on page 41.

(d)	None of the NEOs received perquisites or other personal benefits with an aggregate value of $10,000 or more in 2014. Perquisites for our executive officers in 2014 consisted of use of a Company car and executive physicals. For disclosure purposes, perquisites are valued at our aggregate incremental cost.

(6)	Mr. Davis became an NEO of the Company for the first time in 2014.

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Grants of Plan-Based Awards in 2014

The following table sets forth, for the year ended December 31, 2014, information concerning each grant of an award made to the NEOs in 2014 under the Company’s Flexible Stock Plan and the Key Officers Incentive Plan.

		Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Grant Date	Type (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(4)	Awards ($)
David S. Haffner	3/26/14	AI	$626,750	$1,253,500	$1,880,250
	1/02/14	PSU				24,288	72,863	170,013		$2,958,218
	2/26/14	PGI				6,856	27,425	68,563		840,851
	—	DSU							23,737	829,639
Karl G. Glassman	3/26/14	AI	364,500	729,000	1,093,500
	1/02/14	PSU				13,144	39,431	92,006		1,600,909
	2/26/14	PGI				5,101	20,405	51,013		625,617
	—	DSU							25,924	1,000,000
Matthew C. Flanigan	3/26/14	AI	196,000	392,000	588,000
	1/02/14	PSU				6,956	20,869	48,694		847,271
	2/26/14	PGI				2,566	10,265	25,663		314,725
	—	DSU							17,394	731,594
Perry E. Davis	3/26/14	AI	126,720	211,200	316,800
	1/02/14	PSU				3,644	10,931	25,506		443,809
	2/26/14	PGI				1,810	7,240	18,100		221,978
Joseph D. Downes, Jr.	3/26/14	AI	104,190	173,650	260,475
	1/02/14	PSU				4,244	12,731	29,706		516,889
	2/26/14	PGI				1,826	7,305	18,263		223,971
	—	DSU							8,993	408,525

(1)	Award Type:

AI—Annual Incentive
PSU—Performance Stock Units
PGI—Profitable Growth Incentive
DSU—Deferred Stock Units

(2)	The performance metrics, payout schedules and other details of the NEOs’ annual incentive are described on page 36.

(3)	PSU awards vest at the end of a three-year performance period based on our TSR as measured relative to a peer group. The PSU awards are described on page 38. PGI awards vest at the end of a two-year performance period based on a combination of revenue growth and EBITDA margin. The PGI awards are described on page 39.

(4)	DSU amounts (from the Deferred Compensation Program described on page 41) reported in this column represent stock units acquired in lieu of cash compensation. Stock units are purchased on a bi-weekly basis or as compensation otherwise is earned, so there is no grant date for these awards. DSUs are acquired at a 20% discount to the market price of our common stock on the acquisition date. We recognize a compensation expense for this discount, which is reported in the All Other Compensation column of the Summary Compensation Table on page 46.

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Outstanding Equity Awards at 2014 Fiscal Year-End

The following table reports the outstanding stock options, Performance Stock Units, Profitable Growth Incentive awards and restricted stock units held by each NEO as of December 31, 2014.

	Option Awards					Stock Awards
		Securities Underlying Unexercised Options				Unvested Stock Units		Equity Incentive Plan Awards— Unearned Shares, Units or Other Unvested Rights
	Grant					Number	Market	Performance	Number	Market or
	Date	Exercisable	Unexercisable	Exercise	Expiration	of Units	Value	Period	of Units	Payout Value
Name	(1)	(#)	(#)	Price ($)	Date	(#)(2)	($)(3)	(4)	(#)(5)	($)(3)
David S. Haffner
	2/9/2005	70,000		28.02	2/8/2015	RSU Awards		PSU Awards
	5/10/2006	87,177		26.67	5/9/2016	25,000	1,065,250	2013–2015	176,444	7,518,279
	1/3/2007	98,475		23.61	1/4/2017			2014–2016	170,013	7,244,254
	1/2/2008	143,275		16.96	1/2/2018			PGI Awards
	1/2/2009	172,200		15.68	1/2/2019			2014–2015	68,563	2,921,469
	1/4/2010	140,400		20.51	1/3/2020
	1/3/2011	135,525		23.14	1/2/2021
	1/3/2012	87,716	43,859	23.14	12/31/2021
Total		934,768	43,859			25,000	1,065,250		415,020	17,684,002
Karl G. Glassman
	1/2/2008	114,625		16.96	1/2/2018	RSU Awards		PSU Awards
	1/4/2010	105,300		20.51	1/3/2020	22,500	958,725	2013–2015	96,075	4,093,756
	1/3/2011	101,675		23.14	1/2/2021			2014–2016	92,006	3,920,376
	1/3/2012	65,783	32,892	23.14	12/31/2021			PGI Awards
								2014–2015	51,013	2,173,664
Total		387,383	32,892			22,500	958,725		239,094	10,187,796
Matthew C. Flanigan
	1/3/2006	18,034		22.96	1/4/2016	RSU Awards		PSU Awards
	1/3/2007	31,775		23.61	1/4/2017	20,000	852,200	2013–2015	49,788	2,121,467
	1/4/2010	51,350		20.51	1/3/2020			2014–2016	48,694	2,074,851
	1/3/2011	49,575		23.14	1/2/2021			PGI Awards
	1/3/2012	31,983	15,992	23.14	12/31/2021			2014–2015	25,663	1,093,500
Total		182,717	15,992			20,000	852,200		124,145	5,289,818
Perry E. Davis
	1/3/2006	7,500		22.96	1/4/2016			PSU Awards
	1/3/2007	9,250		23.61	1/4/2017			2013–2015	23,975	1,021,575
	1/4/2010	5,092		20.51	1/3/2020			2014–2016	25,506	1,086,811
	1/3/2011	15,825		23.14	1/2/2021			PGI Awards
	1/3/2012	20,550	10,275	23.14	12/31/2021			2014–2015	18,100	771,241
Total		58,217	10,275						67,581	2,879,627
Joseph D. Downes, Jr.
	1/30/2012	—	12,184	23.14	12/31/2021			PSU Awards
								2013–2015	31,806	1,355,254
								2014–2016	29,706	1,265,773
								PGI Awards
								2014–2015	1,826	77,806
Total		—	12,184						63,338	2,698,833

(1)	The annual option grants made prior to 2013 were issued subject to our standard vesting terms, became exercisable in one-third increments at 18 months, 30 months and 42 months following the grant date, and have a 10-year term.

(2)	Unvested portion of the RSUs granted in 2013 in connection with the employment agreements described on page 54.

(3)	Values shown in these columns were calculated by multiplying the number of units shown in the prior column by the per share value of $42.61, the closing market price of our common stock on December 31, 2014.

(4)	PSU awards are granted on the first business day of the year and have a three-year performance period (awards with a 2014–2016 performance period were granted on January 2, 2014 and vest on December 31, 2016). PGI awards are

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granted in connection with our Compensation Committee’s regularly-scheduled February meeting and have a two-year performance period (awards with a 2014–2015 performance period were granted on February 26, 2014 and vest on December 31, 2015).

(5)	For the 2013–2015 PSU awards, these amounts reflect the maximum potential payout (175% of the base award) because Leggett’s TSR ranking as of December 31, 2014 was above the target level (performance in the 69th percentile of the peer group versus the 50th percentile target). The 2014–2016 PSU awards are also shown at the maximum potential payout because our TSR ranking was in the 94th percentile. Actual payouts will be based on our relative TSR on the vesting date, based on our performance for the three-year period. The PSUs are described at page 38.

For the 2014–2015 PGI awards, these amounts reflect the maximum number of shares (250% of the base award) for Mr. Haffner, Mr. Glassman and Mr. Flanigan, because the combined revenue growth and EBITDA margin over the performance period was projected, as of December 31, 2014, to result in a payout above the target. For Mr. Davis, these amounts reflect the maximum level of shares (250% of the base award), as the combined revenue growth and EBITDA margin of the profit centers for which he is responsible are projected to result in a payout above the target. For Mr. Downes, these amounts reflect the threshold level of shares (25% of the base award), as the combined revenue growth and EBITDA margin of the profit centers for which he is responsible are projected to result in a payout below the threshold. The PGI awards are described at page 39.

Option Exercises and Stock Vested in 2014

The following table reports the number of stock options exercised and stock awards vested in 2014, and the value realized by the NEOs upon exercise or vesting of such awards. The stock award amounts represent (i) the vesting of 25% of the RSUs granted in connection with the 2013 employment agreements for Mr. Haffner, Mr. Glassman and Mr. Flanigan, and (ii) the payout of the 2012 PSU awards and the 2013 PGI at the end of their respective performance periods on December 31, 2014.

	Option Awards		Stock Awards (1)
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David S. Haffner	583,790	$6,231,130	236,932	$9,959,423
Karl G. Glassman	509,727	9,122,779	140,793	5,876,565
Matthew C. Flanigan	83,621	917,916	75,638	3,113,925
Perry E. Davis	5,000	53,800	39,761	1,694,216
Joseph D. Downes, Jr.	128,343	1,237,897	34,422	1,466,732

(1)	Amounts reported in these columns consist of vested RSU, PSU and PGI awards, allocated as follows:

	RSU		PSU		PGI
Name	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David S. Haffner	12,500	$396,375	189,342	$8,067,863	35,090	$1,495,185
Karl G. Glassman	11,250	356,738	103,267	4,400,196	26,276	1,119,631
Matthew C. Flanigan	10,000	317,100	52,713	2,246,090	12,925	550,734
Perry E. Davis			23,236	990,086	16,525	704,130
Joseph D. Downes, Jr.			34,422	1,466,732	0	0

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(2)	Amounts in this column are calculated based upon the closing price of the Company’s stock on the vesting date; however, as 100% of the RSUs are distributed to the NEOs as shares of Company stock upon vesting, 65% of the PSUs are distributed as Leggett stock (35% of the PSUs’ value is distributed in cash) and 50% of the PGI is distributed as Leggett stock (the other 50% of the PGI’s value is distributed in cash), the NEOs may continue to hold the shares or sell them in accordance with our insider trading procedures.

Pension Benefits in 2014

We had a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”), which was frozen December 31, 2006. Benefits accrued under the Retirement Plan were fixed as of that date, and the Retirement Plan was closed to new participants. In 2007, employees who had previously participated in the Retirement Plan were offered a replacement benefit package consisting of the Retirement K and the Retirement K Excess Program discussed at page 41. Although participants no longer accrue additional benefits under the Retirement Plan, the present value of the benefits may increase or decrease each year based on the assumptions used to calculate the benefit for financial reporting purposes.

The Retirement Plan required a contribution from participating employees of 2% of base salary. Normal monthly retirement benefits are the sum of 1% of the employee’s average monthly salary for each year of participation in the Retirement Plan. Benefits are calculated based on actual years of participation in the Retirement Plan, and benefits become payable when a participant reaches age 65 (normal retirement age). Mr. Haffner, Mr. Glassman and Mr. Davis are eligible for early retirement benefits under the Retirement Plan (minimum age 55 and at least 15 years of service), under which they would receive a monthly benefit reduced by 1/180th for the first 60 months and a monthly benefit reduced by 1/360th for any additional months before reaching normal retirement age.

The following table lists the present value of accumulated benefits payable to the NEOs under the Retirement Plan:

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David S. Haffner	31	$293,228	$0
Karl G. Glassman	33	276,059	0
Matthew C. Flanigan	18	106,077	0
Perry E. Davis	34	157,537	0
Joseph D. Downes, Jr.	—	—	—

To calculate the present value of the accumulated Retirement Plan benefit, we took the annual accrued benefit through December 31, 2014 that would be payable at normal retirement age, assuming no future contributions. We converted that amount to a lump sum using an annuity factor from the RP2014 mortality table and discounted that amount back to December 31, 2014 using a 3.75% discount rate. The discount rate, measurement date and mortality assumptions are the same as those used for financial reporting purposes.

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Non-Qualified Deferred Compensation in 2014

The following table provides the aggregate 2014 contributions, earnings, withdrawals, and ending balances for each NEO’s deferred compensation accounts. The year-end balances are based on the $42.61 closing market price of our common stock on December 31, 2014.

Name	Deferral Type or Program (1)	Executive Contributions in 2014 (2)	Company Contributions in 2014 (2)	Aggregate Earnings in 2014 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2014 (4)
David S. Haffner	ESU	$269,639	$345,473	$2,024,357		$7,418,071
	DCC	625,000		11,362		1,136,362
	DSU	663,711	165,928	545,253		3,483,453
	EDSP			725,387	$1,004,544	2,411,726
Total		1,558,350	511,401	3,306,359	1,004,544	14,449,612
Karl G. Glassman	ESU	175,233	225,026	1,647,579		5,925,513
	DSU	800,000	200,000	765,318	188,087	3,260,645
	EDSP			125,666	144,335	422,350
Total		975,233	425,026	2,538,563	332,422	9,608,508
Matthew C. Flanigan	ESU	94,535	123,002	703,365		2,590,848
	DSU	585,275	146,319	271,265	690,017	1,623,058
Total		679,810	269,321	947,630	690,017	4,213,906
Perry E. Davis	ESU	62,861	81,525	449,211		1,637,730
	DCC	74,933		32,343		286,076
Total		137,794	81,525	481,554		1,923,806
Joseph D. Downes, Jr.	ESU	13,652	56,688	610,388		2,110,204
	DCC	150,000		13,880		468,587
	DSU	326,820	81,705	172,027		1,033,761
Total		490,472	138,393	796,295		3,612,552

(1)	Deferral Type or Program:

ESU = Executive Stock Unit Program (see description at page 41).
DCC = Deferred Compensation Program—Cash Deferral (see description at page 41).
DSU = Deferred Compensation Program—Stock Units (see description at page 41).
EDSP = Executive Deferred Stock Program. This is a frozen program under which executives deferred the gain from their stock option exercises from 1 to 15 years. Upon deferral, the participant was credited with stock units representing the option shares deferred, and the units accumulate dividend equivalents during the deferral period.

(2)	Amounts reported in these columns are also included in the totals reported in the Summary Compensation Table.

(3)	Aggregate earnings include interest, dividends and the appreciation (or depreciation) of the investments in which the accounts are held. The following amounts, representing preferential earnings relating to interest and dividends paid in 2014 on the ESU and Deferred Compensation Programs, are reported in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table: Haffner—$44,729; Glassman—$41,375; Flanigan—$14,571; Davis—$6,539; and Downes—$14,213.

(4)	Of the balances reported in this column (which are net of distributions from prior years’ deferrals), the following aggregate amounts were included in the totals reported in the Summary Compensation Table in 2012, 2013 and 2014: Haffner—$3,862,601; Glassman—$2,344,201; Flanigan—$2,523,924; Davis—$225,408 (for 2014 only); and Downes—$1,037,699.

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Potential Payments upon Termination or Change in Control

This section describes the payments and benefits that may be received by our NEOs upon termination of employment, in excess of the amounts generally paid to our salaried employees upon termination of employment. In 2013, the Company entered into employment agreements and severance benefit agreements with Mr. Haffner, Mr. Glassman and Mr. Flanigan which provide for specific payments and benefits upon certain termination events or a change in control of the Company.

Employment Agreements. The employment agreements with Mr. Haffner, Mr. Glassman and Mr. Flanigan expire on the date of our annual meeting of shareholders in 2017, subject to early termination in the following circumstances:

•	Executive’s option to terminate: the executive may resign upon six months written notice; or the executive may resign upon 60 days written notice following (i) the executive does not receive a salary increase in any year, unless due to Company-wide salary freeze; (ii) the executive is not elected to continue in his current position or is not nominated as a director of the Company (or Mr. Haffner is not appointed as a member of the Board’s Executive Committee); (iii) the Company is merged out of existence, sold or dissolved; or (iv) working control of the Company is lost in a proxy contest or other tender offer.

•	Termination by the Company for cause: the Company may terminate the executive for (i) conviction of a felony or any crime involving Company property; (ii) willful breach of the Code of Conduct or Financial Code of Ethics that causes significant injury to the Company; (iii) willful act or omission of fraud, misappropriation or dishonesty that causes significant injury to the Company or results in material enrichment of the executive at the Company’s expense; (iv) willful violation of specific written directions of the Board following notice of such violation; or (v) continuing, repeated, willful failure to substantially perform duties after written notice from the Board.

•	Termination following total disability: the executive’s employment may be terminated following a continuous 14-month period in which he is unable to materially perform the required services.

Following one of these termination events, the executive has continuing confidentiality obligations for Company information and trade secrets and is subject to non-compete provisions through the end of the agreement’s term, or, if later, for two years following termination. The executive will receive a pro-rated annual incentive award for the year of termination, and the Company will provide health insurance to the executive and his dependents during the non-competition period.

The Company may terminate the executive at the Board’s discretion at any time upon prior written notice. Following such a termination without cause, (i) the restricted stock units granted in connection with his employment agreement vest immediately, (ii) all other equity-based awards generally continue to vest as if the executive were employed for the entire term, (iii) the executive receives his base salary and annual cash incentive through the remainder of the term, and (iv) the Company will provide health insurance through the remainder of the term.

Severance Benefit Agreements. Upon a change in control of the Company, the severance agreements provide for severance payments and benefits during a specified period (the “Protected Period”) following the change in control. The Protected Period is 36 months for Mr. Haffner, 30 months for Mr. Glassman and 24 months for Mr. Flanigan.

In general, a change in control is deemed to occur when: (i) a shareholder acquires shares giving it ownership of 40% or more of our common stock, (ii) the current directors or their “successors” no longer constitute a majority of the Board of Directors, (iii) after a merger or consolidation with another corporation, less than 65% of the voting securities of the surviving corporation are owned by our former shareholders, or (iv) the Company is liquidated or sells substantially all of our assets to an unrelated third party.

The payments and benefits payable under the severance agreements are subject to a “double trigger”; that is, they become payable only after both (i) a change in control of the Company and (ii) the executive officer’s employment is terminated by the Company (except for cause or upon disability) or the executive officer terminates his employment for “good reason.” In general, the executive officer would have good reason to terminate his employment if he were required to relocate or experienced a reduction in job responsibilities, compensation or benefits, or if the successor company did not assume the obligations under the agreement. The Company may cure the “good reason” for termination within 30 days of receiving notice of such from the executive. Events considered grounds for termination by the Company for cause under the severance agreements are substantially the same as those in the employment agreements described above.

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Upon termination of employment by the Company (other than for cause or upon disability) or by the executive for good reason following a change in control, the Company will provide the following payments and benefits:

•	Base salary through the date of termination.

•	Pro-rata annual incentive award at the maximum payout level for the year of termination.

•	Monthly severance payments: Mr. Haffner—100% of base salary and target bonus percentage multiplied by 3, paid over 36 months; Mr. Glassman—100% of base salary and target bonus percentage multiplied by 2.5, paid over 30 months; Mr. Flanigan—100% of base salary and target bonus percentage multiplied by 2, paid over 24 months.

•	Continuation of health insurance and fringe benefits for up to 36 months for Mr. Haffner, 30 months for Mr. Glassman and 24 months for Mr. Flanigan, as permitted by the Internal Revenue Code, or an equivalent lump sum payment.

•	Lump sum additional retirement benefit based upon the actuarial equivalent of an additional 36 months of continuous service for Mr. Haffner, 30 months for Mr. Glassman and 24 months for Mr. Flanigan.

The executive is not required to mitigate the amount of any termination payment or benefit provided under his severance benefit agreement, but any health insurance or fringe benefits he may receive from a new job will reduce any benefits provided under the agreement.

The 2013 severance agreements eliminated the executives’ rights to receive (i) tax “gross-up” payments for excise taxes under Internal Revenue Code Section 280G and (ii) “modified single trigger” severance in which the executive may elect to terminate his employment within a year after the change in control and receive a reduced severance package.

Accelerated Vesting of PSUs, PGI and Options. The terms and conditions of the PSU awards provide for “double trigger” vesting (a change in control of the Company that leads to a termination of employment), such that all outstanding PSUs will become vested with the payout percentage set at the 175% maximum. The Profitable Growth Incentive awards also have double trigger vesting, such that all outstanding PGI awards will become vested at the 250% maximum payout percentage. Stock option awards from previous years provide for immediate, “single trigger” vesting in the event of a change in control of the Company. The acceleration of equity-based award vesting upon a change in control is designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity-based awards at the time of the transaction.

The tables below provide the estimated potential payments and benefits that the NEOs would receive in the event of any termination of employment. We have used the following assumptions and methodology to calculate these amounts:

•	Each termination of employment is deemed to have occurred on December 31, 2014. Potential payments reflect the benefits and arrangements in effect on that date.

•	The tables reflect only the additional payments and benefits the NEOs would be entitled to receive as a result of the termination of employment. Fully vested benefits described elsewhere in this proxy statement (such as deferred compensation accounts and pension benefits) and payments generally available to U.S. employees upon termination of employment (such as accrued vacation) are not included in the tables.

•	To project the value of stock plan benefits, we used the December 31, 2014 closing market price of our common stock of $42.61 per share and a dividend yield of 2.91%.

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The potential payments and benefits presented in the following tables are only estimates provided solely for disclosure purposes and may vary from the amounts that are ultimately paid in connection with an actual termination of employment.

Potential Payments upon Termination—David S. Haffner

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause		Termination by Company without Cause		Termination following Change in Control
Base Salary or Severance Payments							$2,557,308	(1)	$7,030,500	(2)
Annual Incentive				(3)		(3)	5,049,098	(4)	263,235	(5)
Vesting of 2013 RSU Award							1,065,250	(6)	1,065,250	(7)
Vesting of PSU Awards							6,991,886	(6)	14,762,501	(7)
Vesting of PGI Awards	$362,332	(8)					1,069,250	(6)	2,921,448	(7)
Vesting of Stock Options	853,935	(9)	$853,935	(9)			853,935	(6)	853,935	(10)
ESU Program									1,771,767	(11)
Retirement Benefit (401(k) and Excess Plan)									244,971	(11)
Health Benefits	47,036	(12)	47,036	(12)	$47,036	(12)	47,036	(12)	61,508	(11)
Life Insurance Premium									4,608	(11)
Total	$1,263,303		$900,971		$47,036		$17,633,762		$28,979,723

Potential Payments upon Termination—Karl G. Glassman

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause		Termination by Company without Cause		Termination following Change in Control
Base Salary or Severance Payments							$1,900,385	(1)	$3,847,500	(2)
Annual Incentive				(3)		(3)	2,936,412	(4)	153,090	(5)
Vesting of 2013 RSU Award							958,725	(6)	958,725	(7)
Vesting of PSU Awards							3,791,033	(6)	8,014,142	(7)
Vesting of PGI Awards	$269,586	(8)					808,595	(6)	2,173,643	(7)
Vesting of Stock Options	640,407	(9)	$640,407	(9)			640,407	(6)	640,407	(10)
ESU Program									1,045,377	(11)
Retirement Benefit (401(k) and Excess Plan)									134,235	(11)
Health Benefits	29,272	(12)	29,272	(12)	$29,272	(12)	29,272	(12)	31,524	(11)
Life Insurance Premium									3,840	(11)
Total	$939,265		$669,679		$29,272		$11,064,829		$17,002,483

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Potential Payments upon Termination—Matthew C. Flanigan

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause		Termination by Company without Cause		Termination following Change in Control
Base Salary or Severance Payments							$1,149,615	(1)	$1,764,000	(2)
Annual Incentive				(3)		(3)	1,578,976	(4)	82,320	(5)
Vesting of 2013 RSU Award							852,200	(6)	852,200	(7)
Vesting of PSU Awards							1,993,395	(6)	4,196,286	(7)
Vesting of PGI Awards	$135,619	(8)					406,774	(6)	1,093,479	(7)
Vesting of Stock Options							311,364	(6)	311,364	(10)
ESU Program									415,147	(11)
Retirement Benefit (401(k) and Excess Plan)									76,950	(11)
Health Benefits	38,854	(12)	$38,854	(12)	$38,854	(12)	38,854	(12)	34,238	(12)
Life Insurance Premium									3,072	(11)
Total	$174,473		$38,854		$38,854		$6,331,179		$8,829,056

Potential Payments upon Termination—Perry E. Davis

	Total Disability		Executive’s Retirement		Termination by Company for Cause	Termination by Company without Cause		Termination following Change in Control
Vesting of PSU Awards								$2,108,396	(7)
Vesting of PGI Awards								771,241	(7)
Vesting of Stock Options	$200,054	(9)	$200,054	(9)		$200,054	(9)	200,054	(10)
Total	$200,054		$200,054			$200,054		$3,079,691

Potential Payments upon Termination—Joseph D. Downes, Jr.

	Total Disability		Executive’s Retirement		Termination by Company for Cause	Termination by Company without Cause		Termination following Change in Control
Vesting of PSU Awards								$2,621,048	(7)
Vesting of PGI Awards								778,165	(7)
Vesting of Stock Options	$237,222	(9)	$237,222	(9)		$237,222	(9)	237,222	(10)
Total	$237,222		$237,222			$237,222		$3,636,435

(1)	Under the 2013 employment agreements, salary continues for the term of the employment agreement (through the 2017 annual meeting of shareholders).

(2)	Monthly severance payments through the Protected Period, under the 2013 severance agreements.

(3)	The employment agreements guarantee a pro-rated annual incentive for the year of separation in the event of a voluntary termination or termination for cause. Under the Key Officers Incentive Program, however, this amount vests on December 31 of each year, so no incremental compensation would have been payable as of December 31, 2014.

(4)	In the event of a termination without cause, the executive officer will receive annual incentive payments throughout the term of the employment agreement based upon the actual annual incentive payout percentages achieved for each of the applicable years; however, we have assumed payout at 100% of target for all future years for the amounts disclosed above.

(5)	The severance agreements provide for a pro-rata annual incentive payment at the 150% maximum payout level for the year in which the termination occurs. This amount represents the difference between the executives’ actual annual incentive for the year ending December 31, 2014 and the 150% maximum payout under the severance agreements.

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(6)	Following a termination without cause, equity-based awards continue to vest as if the executive officer were employed for the term of the employment agreement. These amounts assume payouts at vesting based upon projections as of December 31, 2014: a 151% payout for the 2013–2015 PSU awards, a 175% payout for the 2014–2016 PSU awards, and a 186% payout for the 2014–2015 PGI awards. Actual payouts would be based on the results at the end of the applicable performance periods.

(7)	Upon a termination of employment following a change in control of the Company, the 2013 RSU awards provide for immediate 100% vesting, the PSU awards provide for payout at the 175% maximum, and the PGI awards provide for payout at the 250% maximum.

(8)	The PGI awards provide for vesting through 18 months after the onset of the disability leading to the executive’s termination. These amounts represent the value of the PGI awards’ additional vesting following termination and are based on the projected payouts as of December 31, 2014.

(9)	Because Mr. Haffner, Mr. Glassman, Mr. Davis and Mr. Downes are eligible for retirement under the terms of their stock option grants, their options will continue to vest and remain exercisable for three years and six months following any termination of employment (except in the case of a termination of employment as the result of gross misconduct).

(10)	All stock options granted to salaried employees become immediately exercisable in the event of a change in control of the Company.

(11)	The severance agreements provide for a continuation of health insurance, retirement plan contributions and certain fringe benefits through the Protected Period.

(12)	The employment agreements provide for continuing health insurance during the non-compete period, which is the later of two years following termination or until the 2017 annual meeting of shareholders.

The only additional compensation paid in connection with a termination of employment as the result of an executive officer’s death is a life insurance benefit. The life insurance coverage for our NEOs is the same as that provided to other salaried employees—a death benefit of two times base salary up to a maximum $800,000 benefit, which doubles in the event of death due to an accident.

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SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The table below sets forth the beneficial ownership of our common stock on March 5, 2015, by the Company’s directors, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers, as well as all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned
Directors and Executive Officers	Common Stock (1)	Stock Units (2)	Options Exercisable within 60 Days	Total	% of Class (3)
Robert E. Brunner, Director	21,840	142		21,982
Ralph W. Clark, Director	26,664	18,999	4,680	50,343
Robert G. Culp, III, Director	7,864			7,864
Perry E. Davis, Senior VP, President—Residential Furnishings Segment	44,874	32,593	58,217	135,684	0.10%
Joseph D. Downes, Jr., Senior VP, President—Industrial Materials Segment	108,470	70,481		178,951	0.13%
R. Ted Enloe, III, Director	29,128	5,820	17,183	52,131
Manuel A. Fernandez, Director	4,093	505		4,598
Richard T. Fisher, Lead Independent Director	148,780	687	1,454	150,921	0.11%
Matthew C. Flanigan, Executive VP and Chief Financial Officer, Director	195,009	65,571	164,683	443,297	0.30%
Karl G. Glassman, President and Chief Operating Officer, Director	237,999	203,248	272,758	714,005	0.51%
David S. Haffner, Board Chair and Chief Executive Officer	1,012,898	285,950	864,768	2,163,616	1.53%
Joseph W. McClanathan, Director	37,979	4,082	1,454	43,515
Judy C. Odom, Director	41,161	23,381		64,542
Phoebe A. Wood, Director	48,960	25,748	976	75,684
All executive officers and directors as a group (21 persons)	2,473,055	1,038,616	2,044,595	5,556,266	3.94%

(1)	Includes shares pledged as security for the following directors and officers: Fisher—50,000; all executive officers and directors as a group—94,937 (1.7% of their combined holdings). In 2013, the Company adopted a policy prohibiting future pledging of Company stock.

(2)	Stock units include shares under the Company’s Executive Deferred Stock, Executive Stock Unit, and Deferred Compensation Programs and restricted stock unit grants. Participants have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution (although the Company has the option to settle all or a portion of the distributions under the ESU and Deferred Compensation Programs in cash, in its discretion), which occurs at a specified date or upon termination of employment. None of the stock units listed are scheduled for distribution within 60 days.

(3)	Beneficial ownership of less than .1% of the class is not shown. Stock units and options exercisable within 60 days are considered as stock outstanding for the purpose of calculating the ownership percentages.

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Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of February 13, 2015, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
State Street Corporation One Lincoln Street Boston, MA 02111	13,552,536(1)	9.8%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	12,264,525(2)	8.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	10,552,689(3)	7.7%

(1)	State Street Corporation (“SSC”) is deemed to have shared voting and shared dispositive power with respect to 13,552,536 shares. SSC reported that its subsidiary SSGA Funds Management, Inc. (“SSGA”), acting in various capacities, is deemed to have shared voting power and shared dispositive power with respect to 8,863,471 of those shares. This information is based on Schedule 13G/A of SSC filed February 12, 2015, which reported beneficial ownership as of December 31, 2014.

(2)	BlackRock, Inc. (“BlackRock”) is deemed to have sole voting power with respect to 11,096,545 shares and sole dispositive power with respect to 12,264,525 shares. This information is based on Schedule 13G/A of BlackRock filed January 22, 2015, which reported beneficial ownership as of December 31, 2014.

(3)	The Vanguard Group (“Vanguard”) is deemed to have sole voting power with respect to 235,078 shares, shared dispositive power with respect to 225,378 shares, and sole dispositive power with respect to 10,327,311 shares. This information is based on Schedule 13G/A of Vanguard filed February 10, 2015, which reported beneficial ownership as of December 31, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC and the NYSE. We must identify in this proxy statement those persons for whom reports were not filed on a timely basis. Based solely on a review of the forms that have been filed and written representations from the reporting persons, we believe that all Section 16 filing requirements applicable to such persons were complied with during fiscal year 2014, except, due to third-party administrative error, one Form 4 was filed late for one transaction involving 135 shares held by a spousal trust account in which Robert G. Culp, III had indirect beneficial ownership. The transaction was reported on Form 4 on August 1, 2014.

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EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options and shares available for future issuance under all the Company’s equity compensation plans as of December 31, 2014. All of our current equity compensation plans have been approved by our shareholders; provided, however that the 2015 amendment and restatement of the Flexible Stock Plan and the 2015 amendment and restatement of the Discount Stock Plan are being submitted for shareholder approval at the 2015 annual meeting.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	9,632,923	(1)	$20.79	4,827,450	(2)(3)(4)
Equity compensation plans not approved by shareholders	N/A		N/A	N/A
Total	9,632,923		$20.79	4,827,450

(1)	This number represents the stock issuable under the following plans:

Director Stock Option Plan	5,040
Flexible Stock Plan—Options	3,715,880
Flexible Stock Plan—Vested Stock Units	4,027,537
Flexible Stock Plan—Unvested Stock Units	1,884,466

Director Stock Option Plan. This is a frozen plan, and no future awards will be granted under it; however, 5,040 options remain outstanding under the plan.

Flexible Stock Plan. This includes 3,715,880 options outstanding and 5,912,003 stock units convertible to common stock. The stock units include grants of RSUs and PSUs covering 1,865,439 shares that are still subject to forfeiture if vesting conditions are not satisfied. The remaining stock units are held in our ESU, Deferred Compensation and Executive Deferred Stock Programs, and only 19,027 of those stock units are unvested. See pages 41 and 53 for descriptions of these programs.

(2)	Shares available for future issuance include: 4,373,925 shares under the Flexible Stock Plan and 453,525 shares under the Discount Stock Plan, a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

(3)	Of the 4,373,925 shares available under the Flexible Stock Plan as of December 31, 2014, shares issued as options or stock appreciation rights (SARs) count as one share against the Plan, and shares issued as all other types of awards count as three shares against the Plan.

(4)	For purposes of Proposals 3 and 4, the following information has been updated as of March 5, 2015:

Flexible Stock Pan. There are 3,361,609 options outstanding (with a weighted average exercise price of  $20.74 and weighted average term of 4.5 years), 5,567,081 stock units convertible to common stock, and 3,584,386 shares available for future issuance.

Discount Stock Plan. There are 426,804 shares available for future issuance.

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APPENDIX A

LEGGETT & PLATT, INCORPORATED
FLEXIBLE STOCK PLAN
Amended and Restated
Effective as of May 5, 2015

1—ESTABLISHMENT OF PLAN

1.1	Name. The name of the Plan is the “Leggett & Platt, Incorporated Flexible Stock Plan.”

1.2	Purpose. The purpose of the Plan is to advance the Company’s long-term interests by providing awards that allow the Company to attract and retain valuable employees, align the interests of directors, employees and other key individuals with the interests of shareholders, and reward outstanding performance.

1.3	Effective Date and Term. This amended and restated Plan (the “2015 Restatement”) is an amendment and restatement of the Plan that was effective May 10, 2012, and will become effective as of May 5, 2015 (the “Effective Date”), subject to approval by the Company’s shareholders, and shall continue in full force and effect until the tenth anniversary of the Effective Date.

2—DEFINITIONS

2.1	General Definitions. Unless otherwise specifically defined or unless the context clearly otherwise requires, the words and phrases used in the Plan are defined as set forth below. In addition to the definitions below, certain words and phrases used in the Plan and any agreement may be defined in other portions of the Plan or agreement.

(a)	Affiliate. A Parent, Subsidiary, or any directly or indirectly owned partnership or limited liability company of the Company.

(b)	Agreement. The document that evidences the grant of any Award under the Plan and sets forth the terms, conditions, and restrictions relating to, such Award.

(c)	Award. Any Option, SAR, Restricted Stock, Stock Unit, Performance Award, Other Stock Based Award or Other Award granted or acquired pursuant to the Plan.

(d)	Board. The Board of Directors of the Company.

(e)	Change in Control. Change in Control shall mean the acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following the sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A Related Entity is a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Company or a Subsidiary. Notwithstanding the foregoing, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, a Change in Control shall mean one of the foregoing events but only to the extent it also meets the requirements of an event qualifying for a distribution of deferred compensation under Section 409A(a)(2)(A)(v) of the Code.

(f)	Code. The Internal Revenue Code of 1986, as amended.

(g)	Company. Leggett & Platt, Incorporated.

(h)	Committee. The Committee described in Section 5.1 or, in the absence of the Committee, the Board.

(i)	Common Stock. The Company’s $.01 par value Common Stock.

(j)	Employee. Any person employed by the Employer.

(k)	Employer. The Company or any Affiliate.

(l)	Exchange Act. The Securities Exchange Act of 1934, as amended.

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(m)	Fair Market Value. The closing price of Shares on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date, or such other value as determined in a manner that would not trigger adverse tax consequences under Code Section 409A and in accordance with the terms specified in an Award Agreement.

(n)	Fiscal Year. The Company’s taxable year, which is the calendar year.

(o)	Parent. Any entity (other than the Company) in an unbroken chain of entities ending with the Company, if, at the time of the grant of an Option or other Award, each of the entities (other than the Company) owns 50% or more of the total combined voting power of all classes of stock or ownership interests in one of the other entities in such chain.

(p)	Participant. An individual who is granted an Award under the Plan, and any beneficiary or authorized transferee of such individual.

(q)	SEC. The Securities and Exchange Commission.

(r)	Share. A share of Common Stock.

(s)	Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Award, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the corporations in such chain.

3—COMMON STOCK

3.1	Number of Shares. The number of Shares available for grant as an Award under the Plan after the Effective Date shall be the sum of (a) all outstanding Awards previously granted under the Plan on the Effective Date, (b) all Shares authorized and available for issuance or grant as Awards immediately prior to the Effective Date and (c) 11,000,000 Shares. Shares may be authorized but unissued Shares, Shares held in the treasury, or both. Notwithstanding the preceding sentence, only Shares held in the treasury may be used to provide an Award to a Participant if the use of authorized but unissued Shares would violate any applicable law, rule or regulation.

3.2	Share Usage. Of the Shares available for grant under the Plan after the Effective Date, Shares issued pursuant to Awards other than Options or SARs shall reduce the number of Shares available under Section 3.1 by three (3) Shares with respect to each Share issued pursuant to such Award. Awards settled in cash shall not reduce the Shares available for grant under the Plan. If an Award expires or is terminated, cancelled or forfeited, the Shares associated with the expired, terminated, cancelled or forfeited Awards shall again be available for grant under the Plan.

The following Shares shall not become available for issuance under the Plan:

(a)	Shares tendered by Participants as full or partial payment to the Company upon exercise of Options granted under this Plan;

(b)	Shares reserved for issuance upon grant of SARs, to the extent the number of reserved Shares exceeds the number of Shares actually issued upon exercise of the SARs; and

(c)	Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of Options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan.

3.3	Adjustments.

(a)	If there is any change in the Common Stock of the Company by reason of any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per Share value of Shares underlying an Award to change, such as a stock dividend, stock split, or spin-off (each, an “Equity Restructuring”), the total number of Shares reserved for issuance under the Plan, the maximum number of Shares issuable for a given type of Award or to an individual Participant, and any outstanding Awards granted under the Plan and the price thereof, if any, shall be proportionately adjusted by the Committee; provided that the number of Shares subject to an award shall always be a whole number.

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(b)	In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, or other change in capital structure of the Company, tender offer for shares of Stock or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee may take any of the actions permitted by Section 15.

3.4	Tax Code Limits. The aggregate number of Shares subject to Options or SARs granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000. If, after grant, an Option is cancelled, the cancelled Option shall continue to be counted against the maximum number of Shares for which Options may be granted to Participant as described in this Section. The aggregate number of Shares subject to Restricted Stock, Performance Awards, Stock Unit Awards or Other Stock Based Awards, to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code, that can be granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000. To the extent that Performance Awards, Stock Unit Awards or other Stock Based Awards are payable in cash, the Fair Market Value per Share at the date of grant shall count against the 1,000,000 Share limit in this Section, but shall not count against the Share limit in Section 3.1. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 3.3, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate dollar amount of Awards that are not denominated in Shares or determined by reference to a number of Shares, to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code, that can be paid during any calendar year to any one Participant shall not exceed $4,000,000.

3.5	ISO Limit. Up to one hundred percent (100%) of the Shares available for grant under the Plan after the Effective Date may be available for grants of ISOs.

4—PARTICIPANTS AND ELIGIBILITY

4.1	Participants. Awards may be granted to:

(a)	Employees;

(b)	non-employee directors of the Company;

(c)	individuals who, and entities that, render services to an Employer.

4.2	Eligibility. The Participants and the Awards they receive under the Plan shall be determined by the Committee. In making its determinations, the Committee shall consider any factors it deems relevant in selecting Participants and determining the amount and type of their respective Awards. Such factors shall include, but are not limited to, past, present and expected future contributions of Participants and potential Participants to the Employer. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan. The Committee’s grant of an Award to a Participant in any year shall not require the Committee to grant an Award to that Participant in any other year.

5—ADMINISTRATION

5.1	Committee. The Plan shall be administered by the Committee. The Committee shall consist of two or more members of the Board who are “Non-Employee Directors” as defined in Rule 16b-3 of the Exchange Act and who are “outside directors” as defined in Code section 162(m)(4) and the applicable Treasury Regulations. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. At any meeting of the Committee at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the members present. Any action of the Committee may be taken without a meeting if a consent setting forth the action in writing is signed by all the members of the Committee. All determinations of the Committee shall be final and binding on all persons, including the Company, any Participant, any stockholder and any Employee of the Company or any Affiliate. No member of the Board or any of its Committees shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

5.2	Authority. Subject to the terms of the Plan and such resolutions as may from time to time be adopted by the Board, the Committee shall have full power and discretion to:

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(a)	determine the Participants to whom Awards may be granted;

(b)	determine the type of Award to be granted to each Participant;

(c)	determine the number of Shares to be covered by each Award;

(d)	determine the terms and conditions of any Award;

(e)	determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or cancelled or suspended;

(f)	determine, in accordance with applicable law, whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;

(g)	interpret and administer the terms of the Plan and any instrument or Agreement entered into under the Plan;

(h)	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(i)	make any other determination and take any other action it deems necessary or desirable for administration of the Plan.

5.3	Delegation. The Committee may delegate all or any part of its authority under the Plan to any Employee or committee, except that it may not delegate any action related to grants of Awards to individuals who are subject to Section 16 of the Exchange Act or who are “covered employees” as defined by Code section 162(m)(3).

6—OPTIONS

6.1	Description. An Option is a right to purchase a number of Shares at a price, at such times, and upon such other terms and conditions specified in the documents evidencing the Award. The Committee may grant Options intended to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code, as well as non-qualified options (“NQSOs”) under the Plan. Except as otherwise provided in Sections 6.2 and 6.3, the terms and conditions of all Options shall be determined by the Committee.

6.2	ISOs. ISOs can be granted only to Employees of the Company, a Parent, or a Subsidiary. Each ISO must be granted to an Employee for a term not to exceed ten years from the date of grant. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The terms of an ISO shall meet all requirements of Section 422 of the Code.

6.3	NQSOs. The purchase price for Shares under any NQSO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The term of any NQSO shall not exceed ten years from the date of grant.

7—STOCK APPRECIATION RIGHTS

A Stock Appreciation Right (“SAR”) gives a Participant the right to receive, for each SAR exercised, an amount equal to the excess of the Fair Market Value of a Share on the date the SAR is exercised and the Fair Market Value of a Share on the date the SAR was granted. The term of any SAR shall not exceed ten years from the date of grant. SARs may be settled in cash or in Stock, as determined by the Committee, and are subject to the terms and conditions expressed in the document evidencing the Award.

8—RESTRICTED STOCK

8.1	Description. A Restricted Stock Award is an award of Shares, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Restricted Stock may be issued in certificate form or held in book entry on the records of the Company’s transfer agent and registrar. If Restricted Stock is issued in certificate form, the Shares may be held by the Company (or other person designated by the Committee) as escrow agent until the restrictions on such Shares have lapsed or the Company may require the certificate to bear a legend stating that such Shares are non-transferable until all restrictions have been satisfied and the legend has been removed.

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8.2	Voting Rights. Recipients of Restricted Stock shall have full voting rights with respect to such Shares during the restriction period, unless otherwise determined by the Committee.

8.3	Dividends. Recipients of Restricted Stock shall be entitled to receive dividends and other distributions with respect to such Shares during the restriction period, unless otherwise determined by the Committee. Dividends may be paid in cash or in stock, at the Committee’s discretion. If paid in stock, the dividend Shares shall be subject to the same restrictions as the Shares of Restricted Stock with respect to which they were paid.

8.4	Price of Restricted Stock. As permitted under applicable law, the Committee shall determine the price, if any, at which Restricted Stock shall be sold or awarded to Participants.

8.5	Non-Transferability. Shares of Restricted Stock shall not be transferable during the restriction period except for transfer by bequest or inheritance or as otherwise permitted by the Committee.

9—STOCK UNITS

9.1	Description. A Stock Unit Award is the award of a right to receive the market value of one Share, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Stock Units may be settled in cash or in stock, as determined by the Committee. Stock Units represent an unfunded and unsecured obligation of the Company. Participants shall have no rights as a shareholder with respect to Stock Units until such Stock Units have been converted to Shares and delivered to the Participant.

9.2	Dividend Equivalents. Stock Units may accrue dividend equivalents, as determined by the Committee.

9.3	Price of Stock Units. As permitted under applicable law, the Committee shall determine the price, if any, at which Stock Units shall be sold or awarded to Participants.

10—PERFORMANCE AWARDS

A Performance Award entitles a Participant to receive a specified number of Shares or cash equal to the Fair Market Value of such Shares at the end of a performance period, as specified in the document evidencing the Award. The ultimate number of Shares distributed or cash paid depends upon the extent to which pre-established performance objectives are met during the applicable performance period.

11—OTHER STOCK BASED AWARDS AND OTHER AWARDS

11.1	Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares and the grant of securities convertible into Shares. “Other Stock Based Award” means an Award (other than the types of Awards specified in Sections 6 through 10) that has a value that is derivative of the value of, determined by reference to a number of Shares, or determined by reference to dividends payable on, Stock, and may be settled in Stock or in cash.

11.2	Other Awards. The Committee shall have the right to provide other types of Awards under the Plan (including cash) in addition to those specifically listed, if the Committee believes that such Awards would further the purposes for which the Plan was established.

12—AGREEMENTS AND PROVISIONS OF AWARDS

12.1	Grant Evidenced by Agreement. The grant of any Award under the Plan may be evidenced by an Agreement which shall describe the specific Award granted and the terms and conditions of the Award. If required by the Committee, the granting of any Award may be subject to, and conditioned upon, the recipient’s execution of any Agreement. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan in effect on the date of the Award, unless otherwise specified in the Agreement or in any amendment to the Plan or the Agreement.

12.2	Provisions of Agreement. Each Agreement shall contain such provisions as the Committee shall determine necessary or appropriate for the Award, which may include: description of the type of Award; the Award’s duration; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Award of the Participant’s death or termination of employment; the Award’s conditions; when, if, and how any Award may be forfeited, converted into another Award, modified, exchanged for another Award, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

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12.3	Performance Conditions. The Committee may require the satisfaction of certain performance goals as a condition to the grant or vesting of any Award provided under the Plan.

12.4	Payment. Upon the exercise of any Option or in the case of any Award that requires a payment to the Company, the amount due the Company is to be paid:

(a)	in cash;

(b)	by the tender to the Company of Shares owned by the optionee and registered in his name having a Fair Market Value equal to the amount due the Company;

(c)	by any combination of the payment methods specified in (a) and (b) above.

Notwithstanding the foregoing, any method of payment other than (a) may be used only with the consent of the Committee or to the extent so provided in an Agreement.

In addition, the Committee may, in its discretion, permit any other manner of exercise and methods by which the exercise may be paid as its determines, which may include broker-assisted cashless exercise arrangements or other cashless exercise arrangements.

The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Awards shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

12.5	Deferral. Subject to the requirements of Code Section 409A, the right to receive any Award under the Plan may, at the request of the Participant but subject to approval of the Committee (which may be withheld for any reason), be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends or dividend equivalents on deferrals denominated in Shares.

12.6	Withholding. The Company may, at the time any distribution is made under the Plan, or at the time any Option is exercised, or at any time required by law, withhold from such distribution or Shares issuable upon the exercise of an Option, any amount (up to such maximum as necessary to avoid a charge to the Company for financial reporting purposes) necessary to satisfy tax withholding requirements with respect to such distribution or exercise of such Option. The Committee or the Company may, at any time, require a Participant to tender the Company cash in the amount necessary to comply with any such withholding requirements.

12.7	Tandem Awards. Awards may be granted by the Committee in tandem. However, no Award may be granted in tandem with an ISO except a SAR.

12.8	Awards Not Transferable. Except to the extent that the Committee may provide otherwise as to any Awards other than ISOs, Awards are not transferable or assignable except by will or by the laws of descent and distribution, and are exercisable, during the Participant’s lifetime only by the Participant, or in the event of disability of the Participant, by the legal representative of the Participant, or in the event of death of the Participant by the legal representative of the Participant’s estate. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

12.9	Awards to Non-U.S. Participants. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which Participants residing outside the United States of America shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or termination of employment; available methods of exercise or settlement of an Award; payment of income, social insurance contributions and payroll taxes; and, the withholding procedures and handling of any Stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

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13—AMENDMENT AND TERMINATION OF PLAN

13.1	Amendment and Termination. The Board shall have the sole right and power to amend or terminate the Plan at any time, except that the Board may not amend the Plan, without approval of the shareholders of the Company, in a manner that would cause Options which are intended to qualify as ISOs to fail to qualify or in a manner which would violate applicable law, and the Board shall obtain stockholder approval for any amendment to the Plan that, (a) except as provided in Section 3.3 of the Plan, increases the number of Shares available under the Plan, (b) expands the classes of individuals eligible to receive Awards, or (c) would otherwise require stockholder approval under the rules of the applicable exchange.

13.2	Participants’ Right. The amendment or termination of the Plan shall not adversely affect a Participant’s right to any Award granted prior to such amendment or termination, without the consent of the Participant to whom such Award was granted.

14—MODIFICATION OR TERMINATION OF AWARDS

14.1	Committee’s Right. Any Award granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent (a) not prohibited by the Plan or the applicable Agreement (except to the extent that such action would adversely affect the rights of the Participant in a manner not expressly contemplated by the Plan or Agreement), or (b) with the consent of the Participant to whom such Award was granted. The Committee shall have the right, in its discretion, to cancel all or any portion of an Award issued to a Participant who (a) violates any confidentiality, non-solicitation or non-compete obligations or terms in his or her employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement, or (b) during the period of employment of service, established a relationship with a competitor of the Company or engaged in activity that was in conflict with or adverse to the interests of the Company, including fraud or conduct contributing to any financial restatement.

14.2	Clawbacks. Notwithstanding anything to the contrary contained in the Award Agreement, the Committee shall have the right to require a Participant to forfeit any or all of the income or other benefit received on the vesting, exercise, or payment of an Award (a) if, in its sole discretion, the Committee determines that the Participant engaged in any activity referred to in Section 14.1, or (b) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, and to the extent permitted by applicable law.

14.3	Replacement. The Committee may permit a Participant to elect to surrender an Award in exchange for a new Award to the extent such surrender and exchange would not result in adverse tax consequences under Code Section 409A. However, the Committee may not cancel an outstanding Option or SAR that is underwater for the purpose of reissuing the Option or SAR to the Participant at a lower exercise price or granting a replacement Award of a different type.

14.4	No Repricing. Other than as provided in Section 3.3, the exercise price of an Option or SAR may not be reduced without shareholder approval.

15—CHANGE IN CONTROL OR CHANGE DESCRIBED IN SECTION 3.3(b)

15.1	Modification of Awards. To the end of preserving the intended economic benefits of Awards to the extent feasible, in the event of a Change in Control or other event described in Section 3.3(b), the Committee may, in any Agreement evidencing an Award, or at any time prior to or simultaneously with or after such event, make such adjustments with respect to Awards as it deems necessary or appropriate, but only to the extent such action would not result in adverse tax consequences under Code Section 409A. Without in any way limiting the generality of the foregoing, the Committee may:

(a)	provide for the acceleration of any time periods relating to the exercise or realization of such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee;

(b)	provide for the purchase of such Award, upon the Participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Award had such Award been currently exercisable or payable;

(c)	make such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

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(d)	cause the Awards then outstanding to be assumed, or new Awards substituted therefore, by the surviving corporation in such change.

15.2	Double-Trigger Vesting upon Change in Control. Notwithstanding Section 15.1, the Committee may not provide that an Award shall become vested solely upon the occurrence of a Change in Control (unless the acquirer in the Change in Control requires that outstanding Awards be terminated as a result of the Change in Control) but may provide that an Award shall become vested in connection with a termination of employment that occurs within a specified time before, upon, or after a Change in Control.

16—MISCELLANEOUS PROVISIONS

16.1	Headings and Subheadings. The headings and subheadings contained in the Plan are included only for convenience and shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

16.2	Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri.

16.3	Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

16.4	No Employment Contract. The adoption of the Plan or grant of an Award under the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

16.5	No Effect on Other Benefits. The receipt of Awards under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

16.6	Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to an Award, the provisions in the Section of the Plan which specifically grants such Award shall control those in a different Section.

16.7	Section 409A Compliance. Some of the Awards that may be granted pursuant to the Plan may be considered non-qualified deferred compensation subject to Section 409A of the Code. If an Award is subject to Section 409A, the Award Agreement and this Plan are intended to meet all of the requirements of Section 409A and any applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A, an Award may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A or to exclude or exempt the Plan or any Award from the requirements of Section 409A. Notwithstanding anything in the Plan or any Award to the contrary, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, in the event that a Participant is determined to be a specified employee in accordance with Code Section 409A, for purposes of any payment upon separation from service hereunder, such payments shall be made or begin, as applicable, six months following the date of separation from service.

17—CODE SECTION 162(m) PROVISIONS

17.1	Application to Covered Employee. Notwithstanding any other provision of the Plan, if the Committee determines at the time an Award is granted to a Participant that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Section 162(m)(3) of the Code, then the Committee may provide that this Section 17 is applicable to such Award.

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17.2	Performance Criteria. Awards may be made subject to the achievement of performance goals established by the Committee relating to one or more business criteria pursuant to Section 162(m) of the Code (the “Performance Criteria”). Performance Criteria may be applied to the Company, an Affiliate, a Subsidiary, division, business unit or individual, or any combination thereof, and may be measured in absolute levels or relative to another company or companies, a peer group, an index or Company performance in a previous period. Performance may be measured annually or cumulatively over a longer period of time. Performance Criteria that may be used to establish performance goals are: cash flow, free cash flow, net cash flow, operating cash flow; earnings, earnings per share, earnings per share growth, EBIT, EBITDA, gross margin, increase in total revenues, operating earnings, revenue, retained earnings; business trends, capacity utilization, compliance and safety, gains, leadership, market capitalization, market share, operating efficiency, product development, project progress or completion, quality; budget achievement, costs, net income, operating income or net operating income, ratio of operating earnings to capital spending, working capital; economic profit, economic value added, financial return ratios, net margin, net profits, profit returns and margins, operating profits, return on assets or net assets, return on capital employed, return on invested capital, return on equity; share price performance and total shareholder return. At the time an Award is granted, the Committee shall specify in the Award Agreement or other document evidencing the Award whether performance will be evaluated including or excluding the effect of any of the following events that occur during the applicable performance period: (i) items that are extraordinary, unusual in nature, or infrequent in occurrence; (ii) gains or losses on the disposition of a business; (iii) the effects of changes in tax or accounting regulations; (iv) the effects of mergers, acquisitions or divestitures; (v) asset write-downs; (vi) goodwill or other non-cash impairments; (vii) gains or losses relating to litigation or settlements; or (viii) certain other non-operating income and expenses. The inclusion or exclusion of these items shall be expressed in a form that satisfies the requirements of Section 162(m) of the code. The performance goals for each Participant and the amount payable if those goals are met shall be established in writing for each specified period of performance by the Committee no later than 90 days after the commencement of the period of service to which the performance goals relate and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed. The performance goals shall be objective. Such goals and the amount payable for each performance period if the goals are achieved shall be set forth in the applicable Award Agreement. No amounts shall be payable to any Participant for any performance period unless and until the Committee certifies that the performance goals and any other material terms were in fact satisfied.

17.3	Adjustment of Payment. Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 17, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award.

17.4	Other Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 17 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

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APPENDIX B

LEGGETT & PLATT, INCORPORATED
DISCOUNT STOCK PLAN
(As amended and restated in its entirety on May 5, 2015)

ARTICLE I—NAME AND PURPOSE

1.1	Name. The name of this Plan is the “Leggett & Platt, Incorporated Discount Stock Plan.”

1.2	Purpose and Construction. The Company has established this Plan to encourage and facilitate the purchase of its Common Stock by Eligible Employees. This Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. Consequently, the provisions of this Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code. Any term or provision of this Plan which is inconsistent with the requirements of Section 423 of the Code shall be inapplicable.

ARTICLE II—DEFINITIONS OF TERMS

2.1	General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires shall have the following respective meanings:

(a)	Board. The Board of Directors of the Company.

(b)	Code. The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.

(c)	Company. Leggett & Platt, Incorporated.

(d)	Committee. The Committee described in Section 4.1.

(e)	Common Stock. The Company’s $.01 par value common stock.

(f)	Compensation. The gross salary, wages and bonuses earned by an Employee for services rendered to an Employer plus any other remuneration so earned as the Committee shall determine. Notwithstanding the foregoing, Compensation includes, in the year of the deferral and not in the year of receipt, any salary, wages or bonuses that an Employee elects to defer pursuant to any plan, program or arrangement of an Employer.

(g)	Effective Date. July 1, 1989. However, in order for the increase in the number of shares of Common Stock available under Section 3.1 of the Plan as amended and restated May 5, 2015 to remain effective, the Plan must be approved by the shareholders of the Company within one year before or after approval by the Board. Any Offerings made out of such increased number of shares of Common Stock prior to the approval by the shareholders of the Company shall be void if such approval is not obtained.

(h)	Employee. A person employed by the Employer.

(i)	Eligible Employee. With respect to each Offering, an Employee who is eligible to be granted an Option under the terms of such Offering. Notwithstanding the foregoing, with respect to any Offering, all Employees of any Employer whose Employees are granted Options must be Eligible Employees except Employees who may be excluded from an “Employee Stock Purchase Plan” under Section 423 of the Code. The determination of whether an Employee is an Eligible Employee shall be made as of each Entry Date. For purposes of determining an Employee’s eligibility under the Plan, the Committee shall have the right to determine that employment for an entity which is acquired by an Employer or whose assets are acquired by an Employer is employment by the Employer.

(j)	Employer. With respect to each Offering, the Company, any Parent or any Subsidiary.

(k)	Entry Date. Each date that an Eligible Employee may become a Participant in the Plan.

(l)	Exercise Date. Each date on which an Option is exercised.

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(m)	Fair Market Value. The closing price of Shares on the New York Stock Exchange on a given date as reported on the New York Stock Exchange composite tape, or, in the absence of sales on a given date, the closing price (as so reported) on the New York Stock Exchange on the last day on which a sale occurred prior to such date.

(n)	Offering. An offering consisting of grants of Options to purchase Shares under the Plan.

(o)	Offering Date. Each date selected by the Committee for the initial granting of Options to purchase Shares in an Offering.

(p)	Offering Period. With respect to each Offering, the period beginning on the Offering Date and ending on the Termination Date.

(q)	Option. An option granted under the Plan to purchase Shares.

(r)	Parent. Any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option, each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s)	Participant. An Eligible Employee who has elected to participate in the Plan.

(t)	Plan. The Leggett & Platt, Incorporated Discount Stock Plan and all amendments and supplements to it.

(u)	Rule 16b-3. Rule 16b-3 promulgated by the SEC, as amended.

(v)	SEC. The Securities and Exchange Commission.

(w)	Share. A share of Common Stock.

(x)	Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(y)	Termination Date. The date on which an Offering expires.

2.2	Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and in any Offering may be defined in other portions of the Plan or in such Offering.

ARTICLE III—SHARES TO BE OFFERED

3.1	Number of Shares. The maximum number of Shares for which Options may be granted under the Plan shall be 27,000,000. Shares may be authorized but unissued Shares, Shares held in the treasury, or both.

3.2	Reusage. If an Option expires or is terminated, surrendered, or cancelled without having been fully exercised, the Shares covered by such Option which were not purchased shall again be available for use under the Plan.

3.3	Adjustments. If there is any change in the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or otherwise, the number and class of shares available for Options, the maximum number of Shares that may be purchased in the current Offering Period, and the price per Share, as applicable, shall be appropriately and proportionately adjusted by the Committee.

ARTICLE IV—ADMINISTRATION

4.1	Committee. The Plan shall be administered by the Committee. The Committee shall consist of three or more members of the Board who are “Non-employee Directors” as defined in Rule 16b-3. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and

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places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held.

4.2	Authority. Subject to the terms of the Plan, the Committee shall have complete authority to:

(a)	determine the terms and conditions of, and the Eligible Employees under, each Offering, as described in ARTICLE VI

(b)	interpret and construe the Plan;

(c)	prescribe, amend and rescind rules and regulations relating to the Plan;

(d)	maintain accounts, records and ledgers relating to Options;

(e)	maintain records concerning its decisions and proceedings;

(f)	employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and

(g)	do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan.

4.3	Determinations. All determinations of the Committee shall be final.

4.4	Delegation. Except as required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee.

ARTICLE V—AMENDMENT AND TERMINATION

5.1	Power of Board. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time.

5.2	Limitation. The Board may not amend the Plan, without approval of the shareholders of the Company:

(a) in a manner which would cause the Plan to fail to meet the requirements of Sections 423 of the Code;

(b) in a manner which would cause the Plan to fail to meet the requirements of Rule 16b-3; or

(c) in a manner which would violate applicable law.

5.3	Term. The Plan shall commence as of the Effective Date and, subject to the terms of the Plan including those requiring approval by the shareholders of the Company, shall continue in full force and effect until terminated.

5.4	Termination. The Plan may be terminated at any time by the Board. The Plan shall automatically terminate when all of the Shares available for purchase under the Plan have been sold. Upon termination of the Plan, and the exercise or lapse of all outstanding Options, any balances remaining in each Participant’s stock purchase account shall be refunded to him.

5.5	Effect. The amendment or termination of the Plan shall not adversely affect any Options granted prior to such amendment or termination.

ARTICLE VI—OFFERINGS

6.1	Offerings. There may be one or more Offerings under the Plan, which shall occur at such time or times, if any, as the Committee shall determine. Offerings may run concurrently and/or consecutively. Except as otherwise provided in an Offering, all capitalized terms used in the Offering shall have the same meaning as in the Plan, and the Offering shall be subject to all of the terms and conditions of the Plan.

6.2	Terms of Offering. At the time each Offering is made, the Committee will determine all of the terms and conditions of the Offering, which terms and conditions shall include, but not be limited to, the following:

(a)	The number of Shares to be offered, which in no event shall exceed the maximum number of Shares then available under the provisions of Article III.

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(b)	The Offering Period. In no event shall an Offering Period exceed the maximum period permitted under Section 423 of the Code.

(c)	The price per Share for which Common Stock will be sold to Participants who exercise Options, which price shall not be less than the lower of the following:

(i)	85% of the Fair Market Value on the date upon which the Option was granted; or

(ii)	85% of the Fair Market Value on the Exercise Date upon which the Option is exercised.

Notwithstanding the foregoing, in no event shall the price per Share be less than the par value.

(d)	The Eligible Employees and Employers with respect to the Offering. All Eligible Employees on an Entry Date shall be eligible with respect to the Options to be granted on such Entry Date. However, no Employee shall be granted an Option:

(i)	if, immediately after the grant, such Employee would own (within the meaning of Section 423(b)(3) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary; or

(ii)	which permits his rights to purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Parents and Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock, determined as of the time such Option is granted, for each calendar year in which such Option is outstanding at any time.

(e)	The number of Entry Dates and the date of each Entry Date.

(f)	The number of Exercise Dates and the date of each Exercise Date.

(g)	The maximum number of Shares that may be purchased in the Offering Period by a Participant.

(h)	Whether or not interest will be paid on balances in Participant’s stock purchase accounts and, if interest is to be paid, the rate of interest or method of determining the rate of interest, and whether interest is to be used to purchase Shares or paid to the Participant.

ARTICLE VII—GRANTS, PARTICIPATION AND WITHDRAWAL

7.1	Grant of Options. Options under the Plan may be granted only to Employees. On an Entry Date, each Eligible Employee, who shall have indicated his desire to participate in the Plan commencing with such Entry Date by executing and delivering to the Company an agreement in the form approved by the Committee (“Participation Agreement”) in accordance with the provisions of the Offering, shall be granted an Option to purchase Shares under the Plan. All Employees granted Options under an Offering shall have the same rights and privileges to the extent required to satisfy the requirements of Treasury Regulations under Code Section 423.

7.2	Options Not Transferable. Each Option granted to a Participant shall not be transferable other than by will or under the laws of descent and distribution and shall be exercisable, during his lifetime, only by him.

7.3	Election to Participate. An Eligible Employee who wishes to participate in the Plan as of an Entry Date must deliver his executed Participation Agreement to the Company no later than required by the Committee.

7.4	Method of Payment and Stock Purchase Accounts. Payment for Shares shall be made through payroll deductions from the Participant’s Compensation, such deductions to be authorized by a Participant in the Participation Agreement, by separate cash payments which may be made by a Participant from time to time in accordance with rules and limitations set by the Committee, and, with the consent of the Committee, and upon such terms as it shall require, in Shares which shall be valued at Fair Market Value on the Exercise Date. A stock purchase account shall be set up on the books of the Company in the name of each Participant. The amount of all payroll deductions, separate cash payments, and tender of Shares shall be credited to the respective stock purchase accounts of the Participants on the Company’s books. The funds deducted and withheld by the Company through payroll deductions, the funds received by the Company from separate cash payments, and the tendered Shares may be used by the Company for any corporate purposes as the Board shall determine, and the Company shall not be obligated to segregate said funds or Shares in any way.

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7.5	Withdrawal from the Plan. A Participant may withdraw from the Plan at such times and upon such conditions as the Committee shall determine.

ARTICLE VIII—PURCHASE OF STOCK

8.1	Exercise of Option. Unless a Participant shall have withdrawn from the Plan as provided in Section 7.5, his Option to purchase Shares will be automatically exercised for him on each Exercise Date for the number of full Shares which the accumulated payroll deductions, separate cash payments (plus, if so permitted by the Committee pursuant to paragraph (h) of Section 6.2, interest thereon) and tendered Shares as of the Exercise Date will purchase at the applicable Option price, subject to the limitations set forth in the Plan and the Offering and subject to allotment in accordance with Section 8.2. Any balance remaining in a Participant’s stock purchase account after the exercise of an Option will remain in such account unless the Offering is over, in which event it will be refunded to such Participant.

8.2	Allotment of Shares. In the event that, on any Exercise Date, the aggregate funds and Shares available for the purchase of Shares, pursuant to the provisions of Section 8.1, would purchase a greater number of Shares than the number of Shares then available for purchase under the Plan on such Exercise Date, the Company shall issue to each Participant, on a pro rata basis, such number of Shares as, when taken together with the Shares issued to all other Participants, will result in the issuance of Shares totaling no more than the number of Shares then remaining available for issuance under the Plan on such Exercise Date. If, after such allotment, all of the Shares under an Offering have been purchased, any balance remaining in a Participant’s stock purchase account shall be refunded to such Participant.

8.3	Rights on Retirement, Death or Termination of Employment. In the event of a Participant’s retirement, death or termination of employment, he may continue to participate in the Plan with respect to Compensation earned prior to termination of employment if he or, in the event of his death, the person(s) to whom his rights pass by will or the laws of descent and distribution (“Successor”) delivers a written election to the Company within three (3) months after the Participant’s termination of employment. Unless a timely election is delivered to the Company, no payroll deduction shall be taken from any Compensation due and owing to the Participant after the termination of employment (“Post-Termination Compensation”) and any amount remaining in the Participant’s stock purchase account shall be paid to him or his Successor. If a timely election is made after the Company has delivered all or any part of the Participant’s Post-Termination Compensation, the Participant may return to the Company an amount equal to the payroll deduction. The amount returned shall be used to purchase Shares under the Plan on the Exercise Date following receipt of such amount by the Company provided that such Exercise Date is within three (3) months after Participant’s termination of employment. An Employee of a Subsidiary or a Parent which ceases to be a Subsidiary or a Parent shall be deemed to have terminated his employment for purposes of this Section 8.3 as of the date such corporation ceases to be a Subsidiary or a Parent, as the case may be, unless, as of such date, the Employee shall become an Employee of the Company or any Subsidiary or Parent.

8.4	Delivery of Stock. Certificates for Shares purchased will be issued and delivered as soon as practicable, which certificates shall be registered only in the name of the Participant, or, if he so indicates on his Participation Agreement, either in his name jointly with another person with right of survivorship, or in his name with his spouse as tenants by the entirety with right of survivorship.

Notwithstanding the provisions of paragraph 7.2, a Participant may register or transfer Common Stock to a trust established by the Participant as grantor if he so indicates on his Participation Agreement and if the following conditions are satisfied:

Terms of Trust. The trust must contain the following provisions: (i) the Participant must have the right to amend and revoke the trust, in whole or in part; and (ii) during the Participant’s lifetime, the income and principal of the trust may not be distributed or used for the benefit of any person or entity other than the Participant. In the event that Common Stock is transferred to a trust, in accordance with the provisions described above, it shall remain subject to the terms and conditions of the Plan but any reversion of ownership of the Common Stock from the trust to the Participant, by full or partial revocation of the trust, distribution of the Common Stock, or otherwise, shall not be considered a transfer under the Plan. In addition, in the event of any such transfer, the term Participant shall, to the extent necessary to carry out the terms of the Plan, mean the trustee of any such trust and/or the trust itself. None of the rights or privileges of a shareholder of the Company shall exist with respect to Shares purchased under the Plan until the certificates representing such Shares are issued.

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ARTICLE IX—MISCELLANEOUS PROVISIONS

9.1	Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

9.2	Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

9.3	Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri.

9.4	Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules, and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

9.5	Restricted Shares. Shares purchased under the Plan may be subject to restrictive agreements between an Employer and a Participant. In such case, the Employer shall have the right to include a legend reflecting any such restriction on any certificate for such Shares.

9.6	No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Company, a Parent or a Subsidiary to terminate the employment of any of its employees at any time.

9.7	Offset. In the event that any Participant wrongfully appropriates funds or other property of an Employer and thereby becomes indebted to such Employer, any funds or Shares in his stock purchase account may be applied against and used to satisfy such indebtedness.

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Driving Directions to the Wright Conference Center

No. 1 Leggett Road, Carthage, Missouri

Leggett & Platt
INCORPORATED
1 Visitor entrance
2 Conference Centers entrance
CONFERENCE CENTERS
MAIN ENTRANCE
N
W
E
S
LEGGETT & PLATT CORPORATE CAMPUS
LEGGETT RD

LEGGETT RD
BROOKLYN HEIGHTS EXIT
96
LEGGETT & PLATT
NORTH TO KANSAS CITY
CENTRAL AVE
CENTRAL AVE/ WEBB CITY EXIT
CARTHAGE
171
WEST TO WEBB CITY
FIR RD/HH HIGHWAY
N
W
E
S
49
249
44
49
EAST TO SPRINGFIELD
SOUTH TO NEOSHO
WEST TO JOPLIN and TULSA, OK
49
SOUTH TO FAYETTEVILLE, AR

Leggett & Platt INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Leggett & Platt, Incorporated, a Missouri corporation (the "Company"), hereby acknowledges receipt of the Notice of 2015 Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2014, and hereby appoints David S. Haffner and John G. Moore as proxies and attorneys-in-fact, with full power of substitution to represent the undersigned at the 2015 Annual Meeting of Shareholders of the Company to be held on May 5, 2015 at 10:00 a.m. Central Time at the Company's headquarters, located at No. 1 Leggett Road, Carthage, Missouri 64836, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATER-HOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE FLEXIBLE STOCK PLAN, FOR THE DISCOUNT STOCK PLAN, AND FOR APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPANY'S PROXY STATEMENT. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE VOTE BY INTERNET OR MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Leggett & Platt INCORPORATED

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address change? Check this box and indicate changes below: ☐

Return Your Proxy by Mail or Vote by Internet 24 Hours a Day, 7 Days a Week

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/leg
Use the Internet to vote your proxy until 5:00 p.m. (CT) on May 4, 2015.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3, 4 and 5.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
a. Robert E. Brunner	☐	☐	☐	**g.** Karl G. Glassman	☐	☐	☐
b. Robert G. Culp, III	☐	☐	☐	**h.** David S. Haffner	☐	☐	☐

Please fold here – Do not separate

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
c. R. Ted Enloe, III	☐	☐	☐	**i.** Joseph W. McClanathan	☐	☐	☐
d. Manuel A. Fernandez	☐	☐	☐	**j.** Judy C. Odom	☐	☐	☐
e. Richard T. Fisher	☐	☐	☐	**k.** Phoebe A. Wood	☐	☐	☐
f. Matthew C. Flanigan	☐	☐	☐				

3. Approval of the amended and restated Flexible Stock Plan. ☐ For ☐ Against ☐ Abstain

4. Approval of the amended and restated Discount Stock Plan. ☐ For ☐ Against ☐ Abstain

5. An advisory vote to approve named executive officer compensation as described in the Company's proxy statement. ☐ For ☐ Against ☐ Abstain

IN THEIR DISCRETION, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name appears on this card. If stock is jointly owned, all parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.